Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
GLOBALSCAPE, INC.,
a Delaware corporation,
at
$9.50 Net Per Share
by
GRAIL MERGER SUB, INC.,
a wholly owned subsidiary of
Help/Systems, LLC
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 27, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Grail Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Help/Systems, LLC, a Delaware limited liability company (“Parent” or “HelpSystems”), is offering to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Company Common Stock”), of GlobalSCAPE, Inc., a Delaware corporation (the “Company”), at a purchase price of $9.50 per Share (the “Offer Price”), subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 19, 2020 (the “Merger Agreement”), among Parent, Merger Sub, the Company, and solely with respect to certain sections therein, HS Purchaser, LLC, a Delaware limited liability company (“HS Purchaser”), and Help/Systems Holdings, Inc., a Delaware corporation (“HS Holdings” and together with HS Purchaser, each a “Borrower” and collectively, the “Borrowers”). Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Merger Sub and the Company will merge (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, each Share outstanding immediately prior to the time of the filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (the “Effective Time”) (other than Shares owned by Parent, Merger Sub, the Company (as treasury stock), any subsidiary of Parent or the Company, or by any stockholder of the Company who or which is entitled to and properly demands and perfects appraisal of such Shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will at the Effective Time be converted into the right to receive the Offer Price.
On July 19, 2020, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that it is in the best interests of the Company and its stockholders, and approved and declared advisable the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”); (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations in the Merger Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) recommended that the Company stockholders accept the Offer and tender their Shares pursuant to the Offer (collectively, the “Company Board Recommendation”); and (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL.
The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger if the collective ownership by Parent, Merger Sub and any other subsidiary of Parent equals or exceeds one share more than 50% of the number of Shares that are then issued and outstanding, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of the Company’s stockholders will be required to adopt the Merger Agreement or consummate the Merger. Parent and Merger Sub do not foresee any reason that would prevent them from completing the Merger pursuant to

Section 251(h) of the DGCL following the consummation of the Offer; however, if the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL for any reason, Parent, Merger Sub and the Company have agreed to take all reasonable actions necessary to cause the consummation of the Merger as promptly as practicable after the consummation of the Offer.
The obligation of Merger Sub to purchase Shares tendered in the Offer is subject to the satisfaction or waiver (where applicable) of a number of conditions set forth in the Merger Agreement (the “Offer Conditions”), including, among other things:
•
there will have been validly tendered and not validly withdrawn prior to one (1) minute after 11:59 p.m., New York City time, on August 27, 2020 (the “Expiration Time” and such date, or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”) that number of Shares which, considered together with all other Shares, if any, beneficially owned by Parent and its affiliates, but excluding, for the avoidance of doubt, any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, represent one more than 50% of the sum of (x) the total number of Shares outstanding at the expiration of the Offer, plus (y) the aggregate number of Shares then issuable to holders of options to purchase shares of Company Common Stock (“Company Options”) from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such Shares have not yet been issued to such exercising holders of Company Options) (the “Minimum Tender Condition”);

•
that the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger under the HSR Act will have expired or otherwise been terminated;

•
that no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

•
that since the date of the Merger Agreement, there will not have occurred any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together with all other effects that exist or have occurred, (A) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger (“Company Material Adverse Effect”);

•
that (A) except as provided in clauses (B) and (C) below, the representations and warranties of the Company contained in the Merger Agreement will have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representations and warranties expressly speak as of an earlier date, in which case such representation and warranty will not have been true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (B) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will have been true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will not have been true and correct in all material respects as of such earlier date); and (C) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will not have been true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time, except for de minimis inaccuracies; provided, that solely for purposes of clause (C) above, if one or more inaccuracies in the representations and warranties set forth in certain sections of the Merger Agreement would cause damages or diminution in value to Parent or Merger Sub of $100,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (C) of this paragraph;
•	that the Company will not have failed to perform or comply with, in all material respects, its obligations required to be performed or complied with by it under the Merger Agreement; and
•	that the Merger Agreement will not have been terminated in accordance with its terms.
A summary of the principal terms of the Offer appears below under the heading “Summary Term Sheet” of this Offer to Purchase. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.
IMPORTANT
If you desire to tender all or any portion of your Shares to Merger Sub pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Co., LLC, in its capacity as depositary for the Offer (the “Depositary”), pursuant to the instructions set forth in the Letter of Transmittal, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3— “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Time, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Merger Sub pursuant to the Offer.
If you desire to tender your Shares pursuant to the Offer and you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may be able to tender your Shares to Merger Sub pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3— “Procedures for Accepting the Offer and Tendering Shares.”
* * * * *
Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to MacKenzie Partners, Inc., as information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET
Merger Sub, a wholly owned subsidiary of Parent, is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share, of GlobalSCAPE, Inc., a Delaware corporation, at a price of $9.50 per Share, subject to any required withholding of taxes, net to the seller in cash without interest, as further described herein, on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.
The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Merger Sub and where appropriate, Parent and Merger Sub, collectively.
Securities Sought	All outstanding shares of common stock (the “Shares”), par value $0.001 per share (the “Company Common Stock”), of GlobalSCAPE, Inc., a Delaware corporation (the “Company”).
Price Offered Per Share	$9.50 per Share, subject to any required withholding of taxes, net to the seller in cash without interest (the “Offer Price”).
Scheduled Expiration of Offer
One minute after 11:59 p.m., New York City time, on August 27, 2020 (the “Expiration Time” and such date, or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”), unless the Offer is extended or terminated. See Section 1— “Terms of the Offer.”

Merger Sub	Grail Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Help/Systems, LLC, a Delaware limited liability company (“Parent” or “HelpSystems”).
The Company’s Board of Directors Recommendation	The board of directors of the Company (the “Company Board”) has unanimously recommended that the stockholders of the Company tender their Shares in the Offer.
Who is offering to buy my Shares?
Merger Sub, a wholly owned subsidiary of Parent, is offering to purchase all of the outstanding Shares of the Company. Merger Sub was formed for the sole purpose of making the offer to purchase all of the Shares of the Company at a price of $9.50 per Share or any different amount per share paid pursuant to a tender offer (as may be extended or amended from time to time as permitted by the Merger Agreement (as defined below), the “Offer”), subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in the Merger Agreement (the “Offer to Purchase”). See the “Introduction,” Section 8— “Certain Information Concerning Parent and Merger Sub” and Schedule I— “Directors, Managers and Executive Officers of Parent, Merger Sub, HS Topco, Guarantor and Borrowers.”
How many Shares are you offering to purchase in the Offer?
We are making the Offer on the terms and subject to the conditions set forth in this Offer to Purchase and a letter of transmittal (the “Letter of Transmittal”). See the “Introduction” and Section 1— “Terms of the Offer.”

Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to have Merger Sub merge with and into the Company (the “Merger”), with the Company as the surviving entity (the “Surviving Corporation”). Upon consummation of the Merger, the Company would cease to be a publicly traded company and would be a wholly owned subsidiary of Parent. See Section 12— “Purpose of the Offer; Plans for the Company.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $9.50 per Share, subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in the Merger Agreement (as defined below). If you are the record owner of your Shares (i.e., a stock certificate or uncertificated stock has been issued to you) and you directly tender your Shares to us in the Offer, you will not pay brokerage fees or commissions. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. See the “Introduction,” Section 1— “Terms of the Offer” and Section 2— “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. The Agreement and Plan of Merger (the “Merger Agreement”) entered into among Parent, Merger Sub, the Company and, solely with respect to certain sections therein, HS Purchaser, LLC, a Delaware limited liability company (“HS Purchaser”), and Help/Systems Holdings, Inc., a Delaware corporation (“HS Holdings” and together with HS Purchaser, each a “Borrower” and collectively, the “Borrowers”), on July 19, 2020, provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Merger Sub with and into the Company. See Section 11— “The Merger Agreement” and Section 15— “Certain Conditions of the Offer.”
What are the most significant conditions to the Offer?
The obligation of Merger Sub to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement (the “Offer Conditions”), including, among other things:
•
there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares which, considered together with all other Shares, if any, beneficially owned by Parent and its affiliates, but excluding, for the avoidance of doubt, any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, represent one more than 50% of the sum of (x) the total number of Shares outstanding at the expiration of the Offer, plus (y) the aggregate number of Shares then issuable to holders of options to purchase shares of Company Common Stock (“Company Options”) from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such Shares have not yet been issued to such exercising holders of Company Options) (the “Minimum Tender Condition”);

•
that the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger under the HSR Act will have expired or otherwise been terminated;

•
that no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

•
that since the date of the Merger Agreement, there shall not have occurred any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together with all other effects that exist or have occurred, (A) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the acquired entities, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger (“Company Material Adverse Effect”);
•
that (A) except as provided in clauses (B) and (C) below, the representations and warranties of the Company contained in the Merger Agreement will have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representations and warranties expressly speak as of an earlier date, in which case such representation and warranty will not have been true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (B) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will have been true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will not have been true and correct in all material respects as of such earlier date); and (C) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will not have been true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time, except for de minimis inaccuracies; provided, that solely for purposes of clause (C) above, if one or more inaccuracies in the representations and warranties set forth in certain sections of the Merger Agreement would cause damages or diminution in value to Parent or Merger Sub of $100,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (C) of this paragraph;

•	that the Company will not have failed to perform or comply with, in all material respects, its obligations required to be performed or complied with by it under the Merger Agreement; and
•	that the Merger Agreement will not have been terminated in accordance with its terms.
The Company has informed Parent and Merger Sub that, as of July 28, 2020, there were 18,904,312 Shares of Company Common Stock outstanding on a fully-diluted basis, which includes 121,994 shares of Company restricted stock. Based upon the foregoing, the Minimum Tender Condition will be satisfied if 9,452,157 Shares are validly tendered and not withdrawn prior to the Expiration Time. The actual number of Shares that are required to be tendered to satisfy the Minimum Tender Condition will depend upon the actual number of then outstanding Shares on a fully-diluted basis at the Expiration Time.
The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the consent of the Company. We cannot, however, waive the Minimum Tender Condition without the consent of the Company. See Section 15— “Certain Conditions of the Offer.”
Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer and to consummate the Merger and the other transactions contemplated by the Merger Agreement?
Yes. We estimate that we will need approximately $217 million to purchase all of the issued and outstanding Shares in the Offer and to consummate the Merger. Borrowers have received a commitment from certain lenders to provide Borrowers with senior secured credit facilities in an aggregate amount of $205 million, comprised of (i) a first lien incremental facility in an aggregate principal amount equal to the Eurodollar equivalent (denominated in Euros) of $145 million, and (ii) a second lien incremental facility in an aggregate principal amount of $60 million (denominated in US Dollars). The loan proceeds from the credit facilities will be made available to Parent and its affiliates via an equity commitment letter between Borrowers and Parent. The credit facilities will be used to finance the Offer and the Merger, repay certain of the Company’s existing indebtedness, pay related fees, costs and expenses incurred in connection with the Offer and Merger and the transactions contemplated thereby and for providing funding for working capital and other general corporate purposes. Parent will contribute or otherwise advance to Merger Sub the proceeds of the equity commitment plus additional cash-on-hand, which will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. The equity financing and debt financing commitments are subject to certain conditions. In the event that Borrowers do not receive the proceeds of the debt financing commitment, we will not be obligated to purchase Shares in the Offer and the Company will be permitted to terminate the Merger Agreement and receive a fee as described in Section 11— “The Merger Agreement” of this Offer to Purchase. See Section 9— “Source and Amount of Funds” of this Offer to Purchase.
Is your financial condition relevant to my decision to tender my Shares in the Offer?
We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
Merger Sub was organized solely in connection with the Offer and the Merger and, prior to the expiration of the Offer, will not carry on any activities other than in connection with the Offer and the Merger;

•	the consideration offered in the Offer consists solely of cash;
•	the Offer is being made for all outstanding Shares;
•	Parent and Merger Sub have received equity financing and debt financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and
•	the Offer will not be subject to any financing condition. See Section 9— “Source and Amount of Funds.”
How long do I have to decide whether to tender my Shares in the Offer?
Unless the Offer is earlier terminated, you will have until the Expiration Date to tender your Shares in the Offer, unless Merger Sub extends the Offer, in which event you will have until the Expiration Time as so extended in accordance with the terms of the Merger Agreement, and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1— “Terms of the Offer” and Section 3— “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.
Can the Offer be extended and under what circumstances can or will the Offer be extended?
Yes. We have agreed in the Merger Agreement that, subject to our rights and the Company’s rights to terminate the Merger Agreement in accordance with its terms and Merger Sub’s right to waive any Offer Condition (other than the Minimum Tender Condition), Merger Sub will, and Parent will cause Merger Sub to, extend the Offer from time to time (i) as required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (ii) if, as of the then-scheduled Expiration Date, any Offer Condition will not have been satisfied or waived, at the request of the Company, Merger Sub will (and Parent will cause Merger Sub to) extend the Offer on one or more occasions in consecutive increments of up to five (5) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each (or such longer period as the parties thereto may agree) until such time as each such condition shall have been satisfied or waived; provided, however, that (1) in no event will Merger Sub be required to extend the Offer beyond the Termination Date or the valid termination of the Merger Agreement in accordance with its terms, (2) if, at any otherwise scheduled Expiration Date, all of the Offer Conditions except for the Minimum Tender Condition shall have been satisfied or waived, Merger Sub will in such situation be required to extend the Offer in consecutive increments of up to five (5) business days each but in no event more than fifteen (15) business days in the aggregate (or such other period as the parties hereto may agree), (3) Merger Sub may extend the Offer for up to five (5) business days in order to determine whether the certain Offer Condition has been satisfied, and (4) Merger Sub will extend the Offer if requested by the Company Board, or may extend the Offer at its election, in accordance with the terms of the Merger Agreement for the number of business days provided therein.
In any case, we will not be required to extend the Offer beyond 11:59 p.m. Eastern time, on January 19, 2021 (the “Termination Date”) or the date of valid termination of the Merger Agreement in accordance with its terms.
If we extend the time period of the Offer, this extension will extend the time that you will have to tender your Shares. See Section 1— “Terms of the Offer” for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?
If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC (the “Depositary”) of that fact and will make a public announcement of the extension not later than 9:00 A.M., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1— “Terms of the Offer.”
How do I tender my Shares?
To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the account of the Depositary at The Depository Trust Company (“DTC”), together with a completed Letter of Transmittal or an agent’s message and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through DTC. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within two (2) New York Stock Exchange American (“NYSE American”) trading days. For the tender to be valid, however, the Depositary must receive the missing items within that two-NYSE American-trading-day period. See Section 3— “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw previously tendered Shares any time prior to the expiration of the Offer by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee prior to the expiration of the Offer to arrange for the withdrawal of your Shares in a timely manner. See Section 4— “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To validly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one (with original delivered via overnight courier), with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Shares and such broker, banker or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4— “Withdrawal Rights.”
What does the Company Board think of the Offer?
We are making the Offer pursuant to the Merger Agreement, which has been unanimously approved by the Company Board. After careful consideration, the Company Board has unanimously:
•
determined that it is in the best interests of the Company and its stockholders, and approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”);

•
approved the execution and delivery by Company of the Merger Agreement, the performance by the Company of its covenants and other obligations in the Merger Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; and recommended that the Company stockholders accept the Offer and tender their Shares pursuant to the Offer; and

•	resolved that the Merger will be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”).
Accordingly, the Company Board has unanimously recommended that the stockholders of the Company accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement. A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, that will be mailed to the stockholders of the Company. See the “Introduction” and Section 10— “Background of the Offer; Past Contacts or Negotiations with the Company.”
If the Offer is successfully completed, will the Company continue as a public company?
No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly-owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, there may be so few remaining stockholders of the Company and publicly-held Shares that the Company’s common stock will no longer be eligible to be traded on the NYSE American or any other securities exchange, there may not be a public trading market for the Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See Section 13— “Certain Effects of the Offer.”
If you do not consummate the Offer, will you nevertheless consummate the Merger?
No. None of Merger Sub, Parent or the Company are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.
If I object to the price being offered, will I have appraisal rights?
Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders of the Company who have not tendered their Shares in the Offer and who are entitled to demand and properly demand appraisal of such Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, will be entitled to appraisal rights under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand and properly demand appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest from the time of the filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”) through the date of payment of the judgment upon the amount determined to be the fair value. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each holder of Shares entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The fair value may be more than, less than or equal to the price that we are offering to pay you for your Shares in the Offer. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million. See Section 12— “Purpose of the Offer; Plans for the Company.”
If I decide not to tender, how will the Offer affect my Shares?
If the Offer is consummated and certain other conditions are met, the Merger will occur and all of the Shares outstanding prior to the Effective Time (other than Shares held by Parent, Merger Sub or the Company (or held in the Company’s treasury), any subsidiary of Parent or the Company, or by any stockholder of the Company who or which is entitled to and properly demands appraisal of such Shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will at the Effective Time be converted into the right to receive the Offer Price without interest and less any applicable withholding taxes. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares and that no appraisal rights will be available in the Offer. Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of the Company will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. Even if the Merger for some reason does not take place but we purchase all of the tendered Shares, the number of stockholders of the Company and the number of Shares that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly-held companies. See the “Introduction” and Section 13— “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date?
On July 17, 2020, the last NYSE American trading day before we announced that we entered into the Merger Agreement, the last sale price of the common stock of the Company reported on the NYSE American was $8.19 per Share. On July 30, 2020, the last NYSE American trading day before we commenced the Offer, the last sale price of the Shares reported on the NYSE American was $9.55 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6— “Price Range of Shares; Dividends.”
Have any stockholders of the Company already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. Concurrently with the execution of the Merger Agreement, certain beneficial owners of Shares entered into a Support Agreement (the “Support Agreement”) with Parent and Merger Sub pursuant to which such stockholders of the Company agreed, among other things, to tender the Shares held by them into the Offer and to appoint Parent as their irrevocable proxy to vote each of the Shares with respect to the Offer. An aggregate of approximately 33% of the outstanding Shares (including Shares subject to equity awards granted to directors and executive officers) are subject to the Support Agreements. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement or the occurrence of a Company Board Recommendation Change (as defined in the Merger Agreement). See Section 11— “The Merger Agreement”.
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15— “Certain Conditions of the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $9.50 in cash subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in the Merger Agreement, as promptly as practicable following the receipt of an “agent’s message” in customary form. See Section 1— “Terms of the Offer” and Section 2— “Acceptance for Payment and Payment of Shares.”
What will happen to my Company Options in the Offer?
Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Offer Price (such amount in cash, the “Merger Consideration”) (less the exercise price per share attributable to such Company Option) by (ii) the total number of Shares issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding the foregoing, with respect to any Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Merger Consideration, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required taxes. See Section 11— “The Merger Agreement.”
What will happen to my Company Restricted Stock in the Offer?
Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, each share of Company Common Stock subject to vesting or other lapse restrictions (whether resulting from awards granted by the Company pursuant to the Company Equity Plans or otherwise issued or granted) (“Company Restricted Stock”) that, as of immediately prior to the Effective Time, remains subject to any performance-vest, time-vest or other condition(s) that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), which is outstanding immediately prior thereto shall become fully vested as of the Effective Time. Each such share of Company Restricted Stock will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Merger Consideration by (ii) the total number of shares of Company Restricted Stock (the “Company Restricted Stock Consideration”). See Section 11— “The Merger Agreement.”
What are the United States federal income tax consequences of the Offer and the Merger?
If you are a United States Holder (as defined in Section 5— “Material United States Federal Income Tax Consequences”), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares exchanged therefor. Such gain or loss will be treated as a long-term capital gain or loss if you have held the Shares for more than one (1) year at the time of the exchange. If you are a non-United States Holder (as defined in Section 5— “Material United States Federal Income Tax Consequences”), you generally will not be subject to United States federal income tax with respect to the exchange of Shares for cash pursuant to the Offer or the Merger unless you have certain connections to the United States. See Section 5— “Material United States Federal Income Tax Consequences” for a summary of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
You should consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger, including the application and effect of any federal, state, local or non-United States income and other tax laws or tax treaties.
Who should I talk to if I have additional questions about the Offer?
Stockholders may call MacKenzie Partners, Inc. toll-free at (800) 322-2885 and banks and brokers may call MacKenzie Partners, Inc. at (212) 929-5500. MacKenzie Partners, Inc. is acting as the information agent for the Offer. See the back cover of this Offer to Purchase.
INTRODUCTION
Grail Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Help/Systems, LLC, a Delaware limited liability company (“Parent” or “HelpSystems”), is offering to purchase all of the outstanding shares of common stock (the “Shares”), par value $0.001 per share (the “Company Common Stock”), of GlobalSCAPE, Inc., a Delaware corporation (the “Company”), at a purchase price of $9.50 per Share (the “Offer Price”), subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”). The Offer and the withdrawal rights will expire one minute after 11:59 p.m., New York City time, on August 27, 2020 (the “Expiration Time” and such date, or such subsequent date to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”), unless the Offer is extended in accordance with the terms of the Merger Agreement.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 19, 2020 (the “Merger Agreement”), among Parent, Merger Sub, the Company, and solely with respect to certain sections therein, HS Purchaser, LLC, a Delaware limited liability company (“HS Purchaser”), and Help/Systems Holdings, Inc., a Delaware corporation (“HS Holdings” and together with HS Purchaser, each a “Borrower” and collectively, the “Borrowers”). Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Merger Sub and the Company will merge (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, each Share outstanding immediately prior to the time of the filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (the “Effective Time”) (other than Shares owned by Parent, Merger Sub, the Company (as treasury stock), any subsidiary of Parent or the Company, or by any stockholder of the Company who or which is entitled to and properly demands and perfects appraisal of such Shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will at the Effective Time be converted into the right to receive the Offer Price.

Tendering stockholders of the Company who are record owners of their Shares and tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 to the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any brokerage or other service fees. Parent or Merger Sub will pay all charges and expenses of the Depositary, and MacKenzie Partners, Inc. (the “Information Agent”), incurred in connection with the Offer. See Section 17— “Fees and Expenses.”
On July 19, 2020, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that it is in the best interests of the Company and its stockholders, and approved and declared advisable the Merger Agreement, the Offer, the Merger and the Transactions; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations in the Merger Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) made the Company Board Recommendation; and (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL.
A more complete description of the Company Board’s reasons for authorizing and approving the Transactions, including the Offer and the Merger, will be set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that will be mailed to the stockholders of the Company.
The obligation of Merger Sub to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement (the “Offer Conditions”), including, among other things:
•
there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares which, considered together with all other Shares, if any, beneficially owned by Parent and its affiliates, but excluding, for the avoidance of doubt, any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, represent one more than 50% of the sum of (x) the total number of Shares outstanding at the expiration of the Offer, plus (y) the aggregate number of Shares then issuable to holders of options to purchase shares of Company Common Stock (“Company Options”) from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which such Shares have not yet been issued to such exercising holders of Company Options) (the “Minimum Tender Condition”);

•
that the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated;

•
that no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

•
that since the date of the Merger Agreement, there shall not have occurred any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together with all other effects that exist or have occurred, (A) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the acquired entities, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger (“Company Material Adverse Effect”);

•
that (A) except as provided in clauses (B) and (C) below, the representations and warranties of the Company contained in the Merger Agreement will have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representations and warranties expressly speak as of an earlier date, in which case such representation and warranty will not have been true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (B) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will have been true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will not have been true and correct in all material respects as of such earlier date); and (C) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will not have been true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time, except for de minimis inaccuracies; provided, that solely for purposes of clause (C) above, if one or more inaccuracies in the representations and warranties set forth in certain sections of the Merger Agreement would cause damages or diminution in value to Parent or Merger Sub of $100,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (C) of this paragraph;
•	that the Company shall not have failed to perform or comply with, in all material respects, its obligations required to be performed or complied with by it under the Merger Agreement; and
•	that the Merger Agreement shall not have been terminated in accordance with its terms.
According to the Merger Agreement, as of July 19, 2020, (i) the authorized capital stock of the Company consisted of 40,000,000 Shares and 10,000,000 shares of Company Preferred Stock; (ii) the Company held 5,379,500 Shares in its treasury; (iii) 18,782,108 Shares were issued and outstanding (not including shares held in treasury); (iv) no shares of Company Preferred Stock were issued and outstanding; (v) 1,466,398 Shares were subject to issuance pursuant to Company Options; (vi) 2,661,925 Shares were reserved for future issuance pursuant to the Company Equity Plans; and (vii) the Company had 122,204 shares of Company Common Stock subject to vesting or other lapse restrictions (whether resulting from awards granted by the Company pursuant to the Company Equity Plans or otherwise issued or granted) (“Company Restricted Stock”) outstanding. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding Shares are subject to any preemptive right. The Company is not a party to any contracts relating to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Shares.
The Merger Agreement provides that, from and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time will be the officers of Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
If the Minimum Tender Condition is satisfied, Merger Sub would have sufficient voting power after Merger Sub accepted payment (the time of such acceptance, the “Acceptance Time”), and after the Acceptance Time pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer to approve the Merger without the affirmative vote of any other stockholder of the Company pursuant to Section 251(h) of the DGCL. Therefore, the parties have agreed to cause the Merger to become effective as soon as practicable after consummation of the Offer, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.
The material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized in Section 5— “Material United States Federal Income Tax Consequences.”
This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1. Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled in accordance with the Merger Agreement), at a price per Share equal to the Offer Price, subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in the Merger Agreement.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and certain other conditions set forth in Section 15— “Certain Conditions of the Offer”. Parent and Merger Sub expressly reserve the right to (but are not required to) increase the Offer Price, waive any Offer Condition (other than the Minimum Tender Condition, which is non-waivable) or modify the terms of the Offer in their sole discretion; except that, notwithstanding anything to the contrary contained in the Merger Agreement, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to the Offer Conditions or change, modify or waive any Offer Condition in a manner adverse to any holder of Shares in its capacity as such, (iv) extend or otherwise change the Expiration Date (except as required or permitted in accordance with the Merger Agreement) or (v) change the form of consideration payable in the Offer.
Subject to the parties’ rights to terminate the Merger Agreement in accordance with its terms and Merger Sub’s right to waive any Offer Condition (other than the Minimum Tender Condition), Merger Sub will, and Parent will cause Merger Sub to, extend the Offer from time to time (i) as required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (ii) if, as of the then-scheduled Expiration Date, any Offer Condition will not have been satisfied or waived, at the request of the Company, Merger Sub will (and Parent will cause Merger Sub to) extend the Offer on one or more occasions in consecutive increments of up to five (5) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each (or such longer period as the parties thereto may agree) until such time as each such condition shall have been satisfied or waived; provided, however, that (1) in no event will Merger Sub be required to extend the Offer beyond the Termination Date or the valid termination of the Merger Agreement in accordance with its terms, (2) if, at any otherwise scheduled Expiration Date, all of the Offer Conditions except for the Minimum Tender Condition shall have been satisfied or waived, Merger Sub will in such situation be required to extend the Offer in consecutive increments of up to five (5) business days each but in no event more than fifteen (15) business days in the aggregate (or such other period as the parties hereto may agree), (3) Merger Sub may extend the Offer for up to five (5) business days in order to determine whether the certain Offer Condition has been satisfied, and (4) Merger Sub will extend the Offer if requested by the Company Board, or may extend the Offer at its election, in accordance with the terms of the Merger Agreement for the number of business days provided therein. The Offer will not be extended by Merger Sub except as specifically provided in accordance with the terms of the Merger Agreement. The Offer may not be terminated prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with the Merger Agreement) unless the Merger Agreement is validly terminated in accordance with the Merger Agreement. In the event that the Merger Agreement is terminated in accordance to its terms prior to any scheduled expiration thereof, Merger Sub will (and Parent will cause Merger Sub to) promptly (and in any event within one (1) business day after such termination), irrevocably and unconditionally terminate the Offer. In any case, Parent and Merger Sub will not be required to extend the Offer beyond the Termination Date or the date of valid termination of the Merger Agreement in accordance with its terms.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
The Company will cause its transfer agent to furnish to Merger Sub or its designated agent promptly (and in any event within five (5) business days following July 19, 2020) with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares.

2. Acceptance for Payment and Payment for Shares.
On the terms and subject to the conditions of the Offer and the Merger Agreement, Merger Sub will (and Parent will cause Merger Sub to) promptly after the Expiration Date, accept for payment (the time of such acceptance, the “Acceptance Time”), and after the Acceptance Time pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. Parent will provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price will, subject to any required withholding of taxes, be net to the seller in cash without interest, on the terms and subject to the conditions of the Offer.
Promptly following the Effective Time (and in any event within two (2) business days thereafter), Parent and the Surviving Corporation will cause the payment agent (the “Payment Agent”) to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than dissenting Shares and owned Shares) (the “Certificates”) whose Shares were converted into the right to receive the consideration payable in respect thereof in accordance with the Merger Agreement, (A) Letter of Transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the consideration payable in respect thereof into which the number of Shares previously represented by such Certificate or Certificates shall have been converted in accordance with the Merger Agreement. Upon surrender to the Payment Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, of a Certificate (or affidavit of loss in lieu thereof), for cancellation, together with such Letter of Transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent or such other agent or agents in accordance with the terms of such materials and instructions, the holder of such Certificate (or affidavit of loss in lieu thereof) will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such Certificate by (2) the Offer Price (such amount in cash, the “Merger Consideration”). The Certificate so surrendered will be cancelled. The Payment Agent or such other agent or agents will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent or such other agent or agents may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates in accordance with the Merger Agreement. Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof in accordance with the Merger Agreement.
Any holder of Shares held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed Letter of Transmittal to the Payment Agent to receive the consideration payable in respect thereof in accordance with the Merger Agreement. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented all outstanding Shares (other than dissenting Shares and owned Shares) whose Shares were converted into the right to receive the consideration payable in respect thereof in accordance with the Merger Agreement will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares by (B) the Merger Consideration. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent or such other agent or agents may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares in accordance with the Merger Agreement. Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof in accordance with the Merger Agreement.
No interest shall be paid or accrue on any amount payable upon surrender of any Certificate or in respect of Uncertificated Shares or on the Merger Consideration.

Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares for exchange in accordance with the Merger Agreement will thereafter look for payment of the Merger Consideration payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled in accordance with the Merger Agreement.
At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (i) Option Consideration owed to all holders of Company Options; and (ii) an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Merger Consideration by (ii) the total number of shares of Company Restricted Stock (the “Company Restricted Stock Consideration”) owed to all holders of Company Restricted Stock. On the Closing Date, the applicable holders of Company Options and Company Restricted Stock will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Restricted Stock or Company Options that are cancelled and converted in accordance with the Merger Agreement, as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Company Options or Company Restricted Stock in accordance with the Merger Agreement, as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) business days thereafter).
3. Procedures for Accepting the Offer and Tendering Shares.
Valid Tenders
In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the Depositary, in each case prior to the Expiration Time, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.
Book-Entry Transfer
The Depositary will establish an account with respect to the Shares at the book-entry transfer facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the book-entry transfer facility may make a book-entry delivery of Shares by causing the book-entry transfer facility to transfer such Shares into the Depositary’s account at the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the book-entry transfer facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the book-entry transfer facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message, transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, that states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against such participant.

Signature Guarantees
No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the book-entry transfer facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an eligible institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery
If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder’s Shares are not immediately available or the stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Time; or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the Shares may nevertheless be tendered if all of the following conditions are satisfied:
•	the tender is made by or through an eligible institution;
•
a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Merger Sub, is received prior to the Expiration Time by the Depositary as provided below; and

•
the Certificates (or a book-entry confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) NYSE American trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an eligible institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Merger Sub. In the case of Shares held through the book-entry transfer facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the book-entry transfer facility. Shares delivered by a Notice of Guaranteed Delivery will not be counted by Merger Sub toward the satisfaction of the Minimum Tender Condition and therefore it is preferable for Shares to be tendered by the other methods described herein.
The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Merger Sub accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Merger Sub’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.
Determination of Validity
All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub in its reasonable discretion. Merger Sub reserves the absolute right to reject any and all tenders it determines are not in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Merger Sub with respect to those Shares. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Stockholders may challenge Merger Sub’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.
Appointment
By executing the Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Merger Sub’s acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.
Information Reporting and Backup Withholding
The purchase of the Shares is generally subject to information reporting by the Depositary (as the payor) to the applicable tax authorities. Information on an applicable IRS Form W-8 submitted by a non-United States Holder (as defined below) that is disclosed to the United States Internal Revenue Service (“IRS”) by the Depositary may be disclosed to the local tax authorities of the non-United States Holder’s jurisdiction of residence under an applicable tax treaty or a broad information exchange agreement. Under the “backup withholding” provisions of United States federal income tax law, the Depositary (as the payor) may be required to withhold and pay over to the IRS a portion (currently, 24%) of the amount of any payments made by Merger Sub to a stockholder pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to stockholders of the Offer Price with respect to Shares purchased pursuant to the Offer, each United States Holder (as defined in Section 5— “Material United States Federal Income Tax Consequences”) must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of

Transmittal, or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a United States Holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States Holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Each exempt United States Holder should submit a properly completed IRS Form W-9, including the “Exemptions” portion thereof. Each non-United States Holder (as defined in Section 5— “Material United States Federal Income Tax Consequences”) must submit an appropriate properly completed executed original IRS Form W-8 (a copy of which may be obtained from the Depositary or www.irs.gov) (and associated documentation, if applicable) certifying, under penalties of perjury, to such non-United States Holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal. Each holder of Shares who is neither a United States Holder nor a non-United States Holder (e.g., a partnership), should consult their own tax advisors as to the appropriate forms to be delivered to the Depositary to avoid backup withholding.
4. Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer. In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after September 29, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Merger Sub has accepted for payment the Shares validly tendered in the Offer. Once Merger Sub accepts your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3— “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of tendered Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3— “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the expiration of the Offer.
If Merger Sub extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Merger Sub’s rights under the Offer, the Depositary may nevertheless, on Merger Sub’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5. Material United States Federal Income Tax Consequences.
The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Offer or the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, including the applicability of the alternative minimum tax or the rules relating to qualified small business stock under Section 1202 of the United States Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:
•	bank or other financial institution;
•	a tax-exempt organization;
•	a retirement plan or other tax-deferred account;
•	a partnership, an S corporation or other pass-through or disregarded entity (or an investor in a partnership, S corporation or other pass-through or disregarded entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a regulated investment company;
•	a real estate investment trust;
•	a person who acquired Shares through the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation for services;
•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;
•
a person that holds the Shares as part of a hedge, straddle, conversion or other integrated or risk reduction transaction, or that is deemed to sell Shares pursuant to the constructive sale provisions of the Code;

•	a United States expatriate and certain former citizens or long-term residents of the United States;
•	any holder of Shares that entered into a Support Agreement as part of the transactions described in this Offer to Purchase;
•	any person who owns, or is deemed to own, more than 5% of Company common stock (except to the extent specifically set forth below);
•	any holder of Shares that exercises its appraisal rights pursuant to Section 262 of the DGCL.
This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger, or transactions pertaining to stock options or restricted stock units that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Offer or the Merger. This discussion also does not address the tax consequences arising from the Medicare tax on net investment income.
If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. Holders of Shares should consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws or tax treaties.
United States Holders
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares other than a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares. The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will generally recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one (1) year at the time of the exchange. Long-term capital gain recognized by certain non-corporate holders generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.
Backup Withholding Tax. Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will generally be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. See Section 3— “Procedures for Accepting the Offer and Tendering Shares.”

Non-United States Holders
The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term “non-United States Holder” generally means a beneficial owner of Shares that is not a United States Holder or a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) or a trust that is subject to U.S. federal income taxation on a net basis.
The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:
•	certain former citizens or long-term residents of the United States;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	corporations that accumulate earnings to avoid United States federal income tax; and
•	investors in pass-through entities that are subject to special treatment under the Code.
Payments with Respect to Shares
Subject to the discussion on “—Backup Withholding Tax” below, any gain realized by a non-United States Holder with respect to Shares exchanged for cash pursuant to the Offer or pursuant to the Merger generally will be exempt from United States federal income tax unless:
•
the gain is effectively connected with a trade or business of such non-United States Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-United States Holder in the United States), in which case such gain generally will be subject to United States federal income tax at rates generally applicable to United States persons, and, if the non-United States Holder is a corporation, will be included in the corporation’s effectively connected earnings and profits and generally subject to a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such non-United States Holder is an individual who was present in the United States in the aggregate for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the taxable year; or

•
the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such non-United States Holder’s holding period with respect to the applicable shares of common stock and such non-United States Holder owns directly, or is deemed to own pursuant to attribution rules, more than 5% of the Company’s common stock at any time during the relevant period, in which case such gain will be subject to United States federal income tax at rates generally applicable to United States persons (as described in the first bullet point above), except that the branch profits tax will not apply. Non-United States Holders that actually or constructively own more than 5% of the Company’s common stock should consult their tax advisors regarding the process for requesting documentation from the Company to establish whether the Company is a USRPHC.

Backup Withholding Tax
A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the non-United States Holder certifies under penalties of perjury on an applicable IRS Form W-8 that such non-United States Holder is not a United States person, or such non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary. Each non-United States Holder should complete, sign and provide to the Depositary an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.
Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.
The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their Shares for cash pursuant to the Offer or the Merger under any federal, state, local, non-United States or other tax laws or under any tax treaties.
6. Price Range of Shares; Dividends.
The Shares are listed on the NYSE American under the symbol “GSB.” The Shares have been listed on the NYSE American since July 19, 2007. The following table sets forth for the indicated periods the high and low sales prices per Share as reported on the NYSE American since January 1, 2018.
	High	Low
Year Ended December 31, 2018:
First Quarter	$3.99	$3.27
Second Quarter	$4.22	$3.47
Third Quarter	$4.15	$3.20
Fourth Quarter	$4.75	$3.77
Year Ended December 31, 2019:
First Quarter	$7.00	$4.39
Second Quarter	$10.98	$6.25
Third Quarter	$14.25	$8.20
Fourth Quarter	$14.14	$9.10
Year Ending December 31, 2020:
First Quarter	$12.35	$5.21
Second Quarter	$11.06	$6.39
Third Quarter (through July 30, 2020)	$9.84	$7.60
On July 17, 2020, the last NYSE American trading day before Parent and the Company announced that they had entered into the Merger Agreement, the last sale price of the Shares reported on the NYSE American was $8.19 per Share; therefore, the Offering Price of $9.50 per Share represents a premium of approximately 16% to such price. On July 30, 2020, the last practicable NYSE American trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on the NYSE American was $9.55 per Share.
Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.
The Company paid quarterly dividends of $.015 per share on March 23, 2018, June 22, 2018 and November 5, 2018 to stockholders of record as of the close of business on March 9, 2018, June 8, 2018 and October 22, 2018, respectively. The Company paid quarterly dividends of $.015 per share on March 25, 2019, August 20, 2019 and December 2, 2019 to stockholders of record as of the close of business on March 11, 2019, August 6, 2019 and November 18, 2019, respectively. The Company paid a special dividend of $.50 and $3.35 per share on May 28, 2019 and December 5, 2019 to stockholders of record as of the close of business on May 13, 2019 and November 29, 2019, respectively. The timing and amount of dividends to be paid, if any, in subsequent quarters will be determined on future dates by the Company Board.
In addition, under the terms of the Merger Agreement, without the consent of Parent, the Company is not permitted to declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of its capital stock (other than consolidated cash management transfers among the Company and the Company subsidiaries (the “Acquired Entities”), the net effect of which does not change the consolidated cash balance of the Acquired Entities), or repurchase, redeem or otherwise reacquire any of its shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities of the Company. If Merger Sub acquires control of the Company, Parent currently intends that no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (“Certificates”) or any holder of Uncertificated Shares.
7. Certain Information Concerning the Company.
The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and is qualified in its entirety by reference to such report.
General
The Company is a Delaware corporation with principal executive offices located at 4500 Lockhill-Selma, Suite 150, San Antonio, TX 78249. The Company’s telephone number at its corporate headquarters is (210) 308-8267. The Company develops and sells computer software that provides secure information exchange, data transfer and sharing capabilities for enterprises and consumers.
Available Information
The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters are required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed or furnished with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549-0213. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. The Company also maintains a website at www.globalscape.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
8. Certain Information Concerning Parent and Merger Sub.
General
Parent is a Delaware limited liability company with its principal executive offices located at 6455 City West Parkway, Eden Prairie, MN 55344. Parent was formed on April 17, 1996 and is a privately held company. Parent is a software company focused on helping exceptional organizations Build a Better IT™. Parent cybersecurity and automation solutions simplify critical IT processes to give customers peace of mind.
Merger Sub is a Delaware corporation with its principal executive offices located at 6455 City West Parkway, Eden Prairie, MN 55344. The telephone number of Merger Sub is (952) 933-0609. Merger Sub was formed on July 16, 2020, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging of the equity financing (as described below in Section 9— “Source and Amount of Funds”) in connection with the Offer and the Merger. Merger Sub has no assets other than cash in a de minimis amount and its contractual rights and obligations related to the Merger Agreement and the equity financing in connection with the Offer and the Merger. Until immediately prior to the time Merger Sub purchases Shares pursuant to the Offer, it is not anticipated that Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger.
Merger Sub is a wholly owned subsidiary of Parent, which is affiliated with 2019 HS Topco, LP, a Delaware limited partnership (“HS Topco”). Borrowers have received a commitment from certain lenders to provide Borrowers with senior secured credit facilities in an aggregate amount of $205 million, comprised of (i) a first lien incremental facility in an aggregate principal amount equal to the Eurodollar equivalent (denominated in Euros) of $145 million, and (ii) a second lien incremental facility in an aggregate principal amount of $60 million (denominated in US Dollars). The loan proceeds from the credit facilities will be made available to Parent and its affiliates via an equity commitment letter between Borrowers and Parent. The credit facilities will be used to finance the Offer and the Merger, repay certain of the Company’s existing indebtedness, pay related fees, costs and expenses incurred in connection with the Offer and Merger and the transactions contemplated thereby and for providing funding for working capital and other general corporate purposes. Parent will contribute or otherwise advance to Merger Sub the proceeds of the equity commitment plus additional cash-on-hand, which, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. See Section 9— “Source and Amount of Funds.” The equity financing and debt financing commitments are subject to certain conditions. In the event that Borrowers do not receive the proceeds of the debt financing commitment, we will not be obligated to purchase Shares in the Offer and the Company will be permitted to terminate the Merger Agreement and receive a fee as described in Section 11— “The Merger Agreement” of this Offer to Purchase. See Section 9— “Source and Amount of Funds” of this Offer to Purchase. After giving effect to the Offer and the Merger, Parent and the Surviving Corporation will be affiliated with HS Topco. We refer to Merger Sub, Parent, HS Topco, Borrowers and Guarantor (as defined below) collectively, as the “Participant Group.”
The business office address of each member of the Participant Group and each such member’s telephone number is set forth in the attached Schedule I. The name, citizenship, business address, present principal occupation or employment and five (5)-year employment history of each of the members, directors or executive officers of each member of the Participant Group are set forth in Schedule I to this Offer to Purchase.
Certain Relationships Between the Participant Group
Except as provided in the Merger Agreement, the Support Agreement or as otherwise described in this Offer to Purchase, no member of the Participant Group, or their subsidiaries, nor, to the best knowledge of any member of the Participant Group after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with the Company or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, no member of the Participant Group nor, to the best knowledge of any member of the Participant Group after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finders’ fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no member of the Participant Group nor, to the best knowledge of any member of the Participant Group after reasonable inquiry, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between any member of the Participant Group or any of their subsidiaries or, to the best knowledge of any member of the Participant Group after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of the Company’s assets during the past two (2) years.
None of the persons listed in Schedule I has, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Available Information
Pursuant to Rule 14d-3 under the Exchange Act, Parent and Merger Sub filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. These filings are also available to the public on the SEC’s internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.
9. Source and Amount of Funds.
Merger Sub estimates that it will need approximately $217 million to purchase all of the issued and outstanding Shares in the Offer and to consummate the Merger. Borrowers have received a commitment from certain lenders to provide Borrowers with senior secured credit facilities in an aggregate amount of $205 million, comprised of (i) a first lien incremental facility in an aggregate principal amount equal to the Eurodollar equivalent (denominated in Euros) of $145 million, and (ii) a second lien incremental facility in an aggregate principal amount of $60 million (denominated in US Dollars). The loan proceeds from the credit facilities will be made available to Parent and its affiliates via an equity commitment letter between Borrowers and Parent. The amount underlying the credit facilities will be used to finance the Offer and the Merger, repay certain of the Company’s existing indebtedness, pay related fees, costs and expenses incurred in connection with the Offer and Merger and the transactions contemplated thereby and for providing working capital and other general corporate purposes.
We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (i) Merger Sub was organized solely in connection with the Offer and the Merger and, prior to the expiration of the Offer, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the consideration offered in the Offer consists solely of cash; (iii) the Offer is being made for all outstanding Shares; (iv) Parent and Merger Sub have received equity financing and debt financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and (v) the Offer will not be subject to any financing condition.
Equity Financing
Parent has received an equity commitment letter from Borrowers (the “Equity Commitment Letter”), pursuant to which Borrowers have committed to contribute to Parent (or to an affiliate or affiliates of Parent (provided that such affiliate or affiliates immediately invests and contributes such cash in full to Parent)) an aggregate amount equal to $205 million in cash (the “Cash Contribution”), subject to the terms and conditions of the Equity Commitment Letter. The proceeds from the equity financing shall be used by Parent solely to fund the Merger Consideration payable to the Company Stockholders and holders of Company Options and Company Restricted Stock pursuant to and in accordance with the Merger Agreement at closing, together with related fees and expenses of Parent and the Company.
The funding of the equity financing is subject to (a) the satisfaction, or waiver at the Closing of all conditions precedent to the obligations of by Parent to consummate the transactions contemplated by the Merger Agreement as set forth therein, (b) the debt financing has been funded (or will be concurrently funded if the Cash Contribution is funded by Merger Sub and HS Intermediate, LLC, a Delaware limited company (“Holdings”)) and (c) the contemporaneous consummation of the acquisition of the Shares tendered in the Offer at the Acceptance Time in accordance with the terms of the Merger Agreement.
The Company is a third party beneficiary of the Equity Commitment Letter for the limited purposes provided in the Equity Commitment Letter, which include the right of the Company to seek specific performance to cause Parent to enforce Borrowers’ obligation to fund the Cash Contribution, subject to the closing conditions set forth in the Equity Commitment Letter.

All obligations under the Equity Commitment Letter shall expire and terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the funding of the Cash Contribution by Borrowers at the closing and (c) the Company or any of its controlled affiliates asserting any claim related to the Merger Agreement, or the transactions contemplated thereby, against Borrowers, Parent, Merger Sub or any Parent related party.
This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.
Limited Guarantee
Concurrently with the execution and delivery of the Equity Commitment Letter, HS Midco, Inc., a Delaware corporation and indirect subsidiary of HS Topco (“Guarantor”) provided to the Company a limited guarantee to absolutely, unconditionally and irrevocably guarantee, as a primary obligor, certain obligations of Parent and Merger Sub under the Merger Agreement (the “Limited Guarantee”), including payment of the Parent Termination Fee (as defined in Section 11— “The Merger Agreement”) subject to the terms and conditions set forth in the applicable provisions of the Merger Agreement and an amount equal to all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement (including certain reimbursement obligations under the Merger Agreement) when required to be paid by Parent or Merger Sub, pursuant to and in accordance with the Merger Agreement (collectively, the “Guaranteed Obligations”), provided that in no event will the aggregate liability of Guarantor under the Limited Guarantee exceed $11,055,000.00.
The obligations of Guarantor under the Limited Guarantee will terminate and cease to be of force and effect upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations and (c) 60 days following the termination of the Merger Agreement in accordance with its terms, unless one or more claims with respect to one or more Guaranteed Obligations has been asserted by the Company in writing against Guarantor prior to the end of such 60-day period, in which case the Limited Guarantee will continue in effect until the resolution of such claims and satisfaction, to the extent required, of such Guaranteed Obligations, whereupon the Limited Guarantee will terminate. In the event that the Company asserts in any litigation or other proceeding relating to the Limited Guarantee, that the provisions therein are illegal, invalid or unenforceable, in whole or in part, or asserts any theory of liability against the Guarantor or any former, current and future direct and indirect holders of any equity, controlling persons, directors, officers, employees, representatives, affiliates (other than any direct or indirect subsidiaries), members, managers, general or limited partners, stockholders and assignees of Guarantor (each, a “Guarantor Related Party” and collectively, the “Guarantor Related Parties”) other than a permitted claim, then (x) the obligations of the Guarantor under the Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under the Limited Guarantee, it shall be entitled to recover such payments from the Company and (z) neither Guarantor nor any Guarantor Related Party shall have any liability to the Company with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement or the Limited Guarantee.
This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.
Debt Financing
Borrowers have received a debt commitment letter (“Debt Commitment Letter”), dated July 30, 2020, from Jefferies Finance LLC, Golub Capital LLC, Ares Capital Management LLC and credit funds affiliated with Charlesbank Capital Partners LLC (together with their affiliates, collectively, the “Debt Financing Sources”) to provide, subject to the conditions set forth therein, to Borrowers up to $205 million comprised of (i) a first lien incremental facility in an aggregate principal amount equal to the Eurodollar equivalent (denominated in Euros) of $145 million, and (ii) a second lien incremental facility in an aggregate principal amount of $60 million (denominated in US Dollars) for the purpose of financing the Offer and the Merger, financing the repayment of certain of the existing indebtedness of the Company, paying fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated thereby and, for providing working capital and for other general corporate purposes.

The commitment of the Debt Financing Sources with respect to the credit facilities expires upon the earliest of (such earliest date being the “Outside Date”) (i) January 26, 2021, (ii) the date on which the closing actually occurs (“Closing Date”), (iii) five (5) business days following the termination of the Merger Agreement in accordance with its terms without the funding of the incremental facilities and (iv) the consummation of the Merger without the funding of the incremental facilities. Upon the occurrence of the Outside Date, the Debt Commitment Letter and the commitments of each of the Commitment Parties thereunder and the agreement of the lead arrangers to provide the services described therein will automatically terminate unless each of the commitment parties (as to itself) shall, in its discretion, agree to an extension in writing of its commitment. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this Offer to Purchase. Each of Parent and Merger Sub has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent and Merger Sub must use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount that, when taken together with the aggregate amount of the equity financing would be sufficient to make the required payments or such unavailable portion thereof on terms that are not materially less favorable in the aggregate to Parent and Merger Sub (and their respective affiliates) than as contemplated by the Debt Commitment Letter.
Although the debt financing described in this Offer to Purchase is not subject to a due diligence or “market out,” such financing may not be considered assured. As of July 31, 2020, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.
Conditions Precedent to the Debt Commitments
The availability of the credit facilities are subject to, among other things:
•
consummation of the Offer in accordance with the Merger Agreement in all material respects and in accordance with the terms of the Merger Agreement (without giving effect to any amendments, supplements or other modifications to, or consents, waivers or request granted or made under the Merger Agreement that, in the aggregate, are materially adverse to the incremental lenders or the bookrunners without the prior consent of the bookrunners);

•	subject to the conditionality provisions, the specified acquisition agreement representations and the specified representations will be true and correct in all material respects;
•
at the time of expiration of the Offer and since the date of the Merger Agreement, there will not have occurred any change, event, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

•	required financial statements as listed in the Debt Commitment Letter will delivered;
•	the refinancing of certain existing indebtedness of the Company shall have been consummated substantially concurrently with the initial funding of the incremental facilities;
•
the initial incremental lenders will have received the necessary documentation and other information about Borrowers as is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations as well as a beneficial ownership certificate in relation to Borrowers;

•	all fees required to be paid on the Closing Date pursuant to the term sheets and the fee letters will have been received; and
•
the commitment parties will have received a borrowing notice, a solvency certificate, from the chief financial officer, chief accounting officer, vice president of accounting or other financial officer of Borrowers, customary legal opinions of counsel to Borrowers and the guarantors, and other customary corporate resolutions, secretary’s certificates, evidence of existence and good standings, and customary officer’s certificates.

Credit Facilities
The credit facilities will be comprised of a (i) first lien incremental facility in an aggregate principal amount equal to the Eurodollar equivalent of $145 million (denominated in Euros) which will mature on November 19, 2026, and (ii) second lien incremental facility in an aggregate principal amount of $60 million (denominated in US Dollars), which will mature on November 19, 2027.
Jefferies Finance LLC will continue to act as administrative agent and collateral agent and will perform the duties customarily associated with such roles for both the first lien incremental facility and second lien incremental facility and Jefferies Finance LLC, Golub Capital LLC and Ares Capital Management LLC will act as lead arrangers and bookrunners for the first lien incremental facility.
Interest Rate
Loans under the first lien incremental facility are to bear interest at EURIBOR plus a spread, loans under the existing credit facilities and the second lien incremental facility are to bear interest, at Borrowers’ option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.
Prepayments and Amortization
Borrowers will be permitted to make voluntary prepayments with respect to the term loans under the first lien incremental facility at any time, without premium or penalty (subject to the immediately following proviso, the reimbursement of the first lien incremental lenders’ actual redeployment costs in the case of a prepayment of EURIBOR borrowings other than on the last day of the relevant interest period as set forth in the definitive documentation of the amended first lien credit agreement, if applicable, and other carveouts as set forth in the amended first lien credit agreement); provided that, Borrowers will pay a prepayment premium equal to 1% on the principal amount in the event a repricing event occurs on or prior to the date that is twelve months after the Closing Date. Borrowers will be permitted to make voluntary prepayments with respect to the term loans under the second lien incremental facility at any time, without premium or penalty (subject to the immediately following proviso, the reimbursement of the second lien incremental lenders’ actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period as set forth in the definitive documentation of the amended second lien credit agreement, if applicable, and other carveouts as set forth in the definitive documentation of the amended second lien credit agreement); provided that, Borrowers will pay a prepayment premium equal to (i) 2.00% if such payment is made prior to November 19, 2020, (ii) 1.00% if such payment is made on or after November 19, 2020, but prior to November 19, 2021, and (iv) 0% in respect of any prepayments that are (x) made on or after November 19, 2021 or (y) made in connection with a transaction that would, if consummated, constitute an enterprise transformative event.
The first lien incremental term loans will mature on the scheduled maturity of the existing initial term loans under the first lien credit agreement (i.e., November 19, 2026). The first lien incremental term loans will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the first lien incremental term loans (subject to reduction in connection with debt prepayments in a manner consistent with the first lien credit agreement), with the balance payable on November 19, 2026; provided that the first lien credit agreement provides the right for individual term lenders to agree to extend the maturity date of all or a portion of the outstanding term loans held by such term lenders upon the request of Borrowers and without the consent of any other term lender.
The second lien incremental loans will mature on the scheduled maturity of the existing initial term loans under the second lien credit agreement (i.e., November 19, 2027); provided that the second lien credit agreement provides the right for individual second lien incremental lenders to agree to extend the maturity date of all or a portion of the outstanding loans held by such lenders upon the request of Borrowers and without the consent of any other lender.

Guarantors
All obligations under the credit facilities will be guaranteed by Holdings, and subject to certain exceptions, each existing and subsequently acquired or organized direct or indirect wholly owned restricted subsidiary of Borrowers.
Security
The obligations of Borrowers and the guarantors under the credit facilities and, at the election of Borrowers under any swap agreements and cash management arrangements entered into with a Debt Financing Source or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in all the equity securities of Borrowers, each guarantor (other than Holdings) and each direct, restricted subsidiary (other than immaterial subsidiaries) of Borrowers and of each subsidiary guarantor (limited, in the case of foreign subsidiaries, to 65% of the voting equity interests and 100% of the non-voting equity interests of such subsidiaries) and substantially all tangible and intangible personal property and material fee-owned real property of Borrowers and each subsidiary guarantor.
Other Terms
The credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, acquisitions, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The credit facilities will also include customary events of defaults.
Other than as discussed in this Section 9, there are no alternative financing arrangements or alternative financing plans.
The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO filed with the SEC, and is incorporated herein by reference.
10. Background of the Offer; Past Contacts or Negotiations with the Company.
Background of the Offer and Merger
The information set forth below regarding the Company was provided by the Company, and none of HelpSystems, Merger Sub or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Merger Sub or their respective affiliates or representatives did not participate. The following contains a description of material contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement. For a review of the Company’s activities relating to these material contacts, please refer to the Company’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
The following chronology summarizes key events and contacts that led to the execution of the Merger Agreement. It does not purport to catalogue every conversation among the Company Board or of HelpSystems’ Board, members of Company management or HelpSystems management, or the Company’s representatives or HelpSystems’ representatives and other parties with respect to the Merger.
In the ordinary course of its business, the Company Board, with the assistance of the Company’s senior management and the Company’s advisors, regularly reviews the near-term and long-term strategy, performance, positioning, and operating prospects of the Company with a view toward enhancing stockholder value. These reviews have included, from time to time, discussions as to whether the continued execution of the Company’s strategy as a stand-alone company, a possible business combination with a third party or a possible sale of the Company to a third party offered the best opportunity to enhance stockholder value, as well as a review of the potential benefits and risks associated with each such course of action.
In March 2019, the Company Board met in person to discuss various strategic alternatives presented by representatives of Stephens Inc., an investment bank (“Stephens”). The Company Board and the Stephens team discussed possible strategic alternatives for the Company, including, a status quo case, a dividend recapitalization, possible acquisitions and a sale or leveraged buyout of the Company. The Company Board determined to explore a potential sale of the Company (the “2019 Process”) and engaged Stephens to advise it in this effort.
In April 2019, HelpSystems and Company D (as defined below) contacted Robert Alpert, Interim CEO of the Company at the time, and expressed unsolicited interest in exploring a possible acquisition of the Company. In early May 2019, HelpSystems and Company D executed Non-Disclosure Agreements, which included standstill provisions (each, an “NDA”) with the Company and received certain Company non-public information. In November 2018, HelpSystems had previously made an unsolicited non-binding proposal to acquire all outstanding equity interests of the Company for a price of $4.90 per Share, which the Company had rejected.
During April 2019, the Company Board considered the Company’s performance and availability of cash, and determined that a return of capital to stockholders was advisable. The Company Board approved the payment of a special dividend of $0.50 per Share, with a record date of May 13, 2019 and a payment date of May 28, 2019, resulting in a return of capital to stockholders of approximately $8.6 million.
In connection with the 2019 Process, in late May and June 2019 Stephens contacted 163 parties, including both potential strategic acquirers and financial sponsors, on behalf of the Company. A total of 78 parties executed an NDA and received a Company Confidential Information Memorandum. A total of seven parties (not including HelpSystems or Company D), submitted indications of interest (“IOIs”), which reflected a preliminary proposed enterprise value range of $121 million - $210 million.
On July 1, 2019, HelpSystems informed Stephens that it did not intend to submit an IOI at that time.
Beginning July 11, 2019, after consultation with Mr. Alpert, Stephens reached out to the six of the seven parties that had submitted the highest IOIs to arrange management meetings. One of these parties canceled its scheduled meeting and passed on the opportunity. Ultimately, four of the remaining five parties determined to pass and did not submit a final bid. One party submitted a bid that was significantly lower than the Company’s then current enterprise value and the Company advised the party that such a bid was insufficient and discussions terminated.
On August 16, 2019, the Company Board held a telephonic meeting to discuss the status of the 2019 Process. The Company Board acknowledged that a sale transaction was unlikely, since no viable bids were received in the 2019 Process. Accordingly, the Company Board discussed exploring another strategic alternative for the Company, a special dividend to stockholders.
On August 26, 2019, the Company engaged Stephens to explore a special dividend transaction (the “Special Dividend Transaction”) to be funded in part with new Company debt. On November 18, 2019, the Company publicly announced the establishment of a new $55 million credit facility and the payment of a special dividend of $3.35 per Share (the “Special Dividend”), with a record date of November 29, 2019 and a payment date of December 5, 2019, resulting in a return of capital to stockholders of approximately $62 million.
In October 2019, Stephens reached out to two potential acquirers at the request of the Company. Stephens provided these parties with an updated Company presentation and answered various due diligence questions. In December 2019, both parties indicated to Stephens that they did not intend to submit a bid.
From October 2019 through January 27, 2020, the Company and HelpSystems engaged in discussions regarding a possible acquisition of the Company. The discussions with HelpSystems included a management presentation containing Company financial and other information that, among other things, reflected the Special Dividend Transaction, meetings with senior management of the Company and responses to various follow-up requests for due diligence information.
On January 27, 2020, a HelpSystems representative informed Stephens that HelpSystems had decided to pass on the opportunity.
On January 29, 2020, management advised the Company Board in a telephonic meeting that, based on Stephens’ extensive canvass of potential parties, there were no interested buyers of the Company for the various reasons described above. After discussion, the Company Board terminated the 2019 Process.

2020 Discussions with Parties Other Than HelpSystems
After the Company Board terminated the 2019 Process on January 29, 2020, the Company and Stephens’ representatives received and responded to multiple in-bound inquiries about the Company from various parties, resulting in the Company entering into a total of five (5) additional NDAs (including amendments or extensions to NDAs previously executed) in connection with a possible transaction from the period of February 14, 2020 to July 19, 2020.
In addition, as the 2020 discussions with HelpSystems (described under “HelpSystems Discussions” below) gained traction, Stephens’ representatives again contacted each of the participants that submitted IOIs in the 2019 Process to determine whether any of them had any interest in pursuing a potential transaction with the Company.
During this period, the Company and Stephens’ representatives had substantive discussions about a possible sale transaction with 14 parties, including ten (including HelpSystems) that had participated in the 2019 Process and all seven parties that had submitted IOIs in the 2019 Process, as described below.
Company A Discussions
In February 2020, Stephens’ representatives met with senior management members of Company A to discuss company acquisition ideas, in light of Company A’s recent acquisitions. Management of Company A expressed interest in learning more about the Company, citing the Company’s strong historical financial performance. Company A executed an NDA and received certain Company non-public information and received a presentation. On February 25, 2020, Company A met with senior management of the Company.
On May 29, 2020, the Company informed Stephens’ representatives that it was passing on the opportunity, citing lack of clarity regarding the Company’s growth, a lack of anticipated synergies with its business and perceived high risk given the state of the overall market due to the COVID-19 pandemic.
Company B Discussions
In March 2020, Stephens received an unsolicited email inquiry from Company B, one of the parties that had participated in the 2019 Process, expressing renewed interest in the Company. Company B had previously executed an NDA, received certain Company non-public information and spoke with senior management of the Company. In March 2020, Company B had a call with Stephens’ representatives to discuss their renewed interest and Company B was provided with an updated information package.
On March 26, 2020, Company B notified Stephens by email that it was passing on the opportunity, citing the size of the required investment relative to its fund size, perceived challenges posed by a take-private transaction for a private equity firm generally and market risks associated with the developing COVID-19 pandemic.
Company C Discussions
In March 2020, a representative of Company C expressed to Mr. Alpert unsolicited interest in exploring an acquisition of the Company. Company C executed an NDA and received certain Company non-public information. Discussions ensued in March and April 2020. Company C requested additional due diligence and a management call was held on March 31, 2020. Following the management call, Company C and Stephens’ representatives discussed the information provided to Company C. With the Company’s consent, Company C also spoke to the Company’s lender, JPMorgan Chase Bank, N.A., to discuss the possible availability of additional debt to support a transaction.
On May 6, 2020, Company C representatives telephoned Stephens and conveyed that they were passing on the opportunity, citing the perceived difficulties of completely converting the Company’s business model to SaaS and obtaining additional leverage, indicating that if they were to make an offer it would have been in the $7.00 - $8.00 per Share range.
Company D Discussions
In April 2020, Mr. Alpert received an unsolicited email from Company D, which had participated in the 2019 Process, expressing renewed interest in a possible transaction, based on the Company’s growth and progress made since Company D initially passed on the opportunity. In connection with the 2019 Process, Company D had executed an NDA and received certain Company non-public information.

On April 8, 2020, Mr. Alpert and Company D discussed by telephone the Company’s business and the potential opportunity. Following this discussion, Stephens’ representatives had two telephone calls with Company D.
On May 12, 2020, senior management of the Company met by video conference call with representatives of Company D and Stephens to discuss the Company’s business. At Company D’s request, on May 15, 2020, senior management of the Company met by video conference with representatives of Company D and Stephens for a Company product demonstration and technical discussion.
On May 29, 2020, Company D representatives informed Stephens’ representatives in a telephone call that Company D was passing on the opportunity, citing uncertainty regarding differentiation of the Company’s solution in the marketplace, the Company’s reliance on price increases for recent growth and lack of confidence in the Company’s future prospects to grow through customer acquisition. Company D representatives noted that its current Company valuation estimate was “closer to the middle or lower end” of the previously communicated $8.00 - $8.99 per Share range, and Company D could not in any event value the Company at more than $8.99 per Share.
Company E Discussions
In May 2020, Company E’s financial advisor contacted Mr. Alpert to express interest in the Company. Company E executed an NDA and received certain Company non-public information. Company E’s financial advisor noted Company E’s possible interest in a private investment in public equity (PIPE) transaction to fund a suitable acquisition by the Company, if one were identified, perhaps as an alternative to an acquisition of the Company. The Company Board considered and determined it was not interested in pursuing such transaction.
On May 31, 2020, Company E representatives informed Stephens’ representatives in an email that Company E was passing on the opportunity, citing lack of Company growth outside of recent maintenance and support price increases, an unclear add-on acquisition path and their reluctance to do more work on a possible transaction in a potentially competitive situation.
Discussions with Other Participants in 2019 Process (Companies F, G, H, I, J, K, and L)
From May 27, 2020 through May 29, 2020, Stephens’ representatives contacted by telephone all other parties that had submitted indications of interest in the 2019 Process, or in one case, prior to the 2019 Process. By June 16, 2020, all such parties had communicated to Stephens that they were declining to re-engage in discussions about a potential transaction to acquire the Company for various reasons.
Company M Discussions
In June 2020, Mr. Alpert received an unsolicited email from Company M expressing possible interest in a take-private transaction with the Company. In early July, Company M executed an NDA and received certain Company non-public information. Company M subsequently advised Stephens’ representatives that they were not interested in pursuing a transaction.
HelpSystems Discussions
On April 20, 2020, Jim Cassens, President of HelpSystems, emailed Stephens’ representatives to set up a call to discuss the Company.
On April 22, 2020, Mr. Cassens and Stephens’ representatives discussed by telephone HelpSystems’ potential interest in the Company as well as the Company’s recent results and outlook for the remainder of 2020 in light of the COVID-19 pandemic.
On April 28, 2020, Mr. Cassens emailed Stephens’ representatives, expressed a desire to move forward to evaluate the opportunity and outlined certain data requests that would need to be fulfilled in order for HelpSystems to submit an IOI.
On May 3, 2020, Stephens provided Mr. Cassens with an information package in response to the due diligence requests submitted on April 28, 2020.
On May 6, 2020, Stephens’ representatives had a telephone call with a representative of HelpSystems, to discuss HelpSystems’ due diligence process and its desire and ability to acquire the business.

In a telephone call on May 12, 2020, Mr. Cassens indicated to Stephens’ representatives a preliminary purchase price range of $8.50 - $9.50 per Share. Following this conversation, Stephens’ representatives and Mr. Alpert discussed HelpSystems’ verbal indication and possible responses.
In a telephone call on May 13, 2020, Stephens’ representatives advised Mr. Cassens that HelpSystems should consider raising its preliminary purchase price range prior to submitting a written IOI.
On May 15, 2020, HelpSystems submitted a written IOI with a preliminary purchase price range of $9.00 - $9.50 per Share. The IOI identified additional information that would be needed by HelpSystems to refine its preliminary purchase price range and arrive at a definitive price.
On May 18, 2020, the Company Board held a meeting to review HelpSystems’ proposal, and to receive an update from Stephens’ representatives regarding the discussions that they had with HelpSystems and with other potentially interested parties.
From mid-May 2020 through July 19, 2020, the Company and Stephens’ representatives engaged in numerous due diligence telephone calls with, and provided extensive additional due diligence materials to, HelpSystems and its attorneys, accountants and other advisors. On May 19, 2020, HelpSystems was granted access to the Company’s virtual data room, which contained extensive due diligence information.
During this period, a draft of the Merger Agreement was posted to the Company’s virtual data room and made available to HelpSystems. Legal counsel for the parties discussed certain deal terms of the Merger Agreement and related transaction documents, including, among other things, the inclusion of a “go-shop” provision, whether the transaction would be structured as a tender offer and the timing of the HSR filing.
On May 26, 2020, Stephens and HelpSystems held a call to discuss due diligence activity and to encourage HelpSystems to provide a refined offer reflecting the extensive due diligence completed.
On May 27, 2020, HelpSystems submitted a revised IOI with a proposed purchase price of $9.35 per Share.
On May 28, 2020, Mr. Alpert and Stephens’ representatives discussed the revised HelpSystems IOI and possible responses.
On May 30, 2020, Mr. Alpert and Harry Taylor, a director of HS Topco, HelpSystems’ parent entity, spoke by telephone regarding HelpSystems’ revised IOI and its proposed purchase price of $9.35 per Share. Mr. Alpert told Mr. Taylor that, based on prior discussions with the Company Board, the proposed purchase price would likely be unacceptable to the Company Board, but both parties agreed to continue the due diligence process and discussion of other transaction terms and defer further price negotiations until the parties had made additional due diligence progress.
On June 16, 2020, Goodwin Procter LLP, counsel to HelpSystems, sent initial comments on the draft Merger Agreement to Olshan Frome Wolosky LLP.
On June 19, 2020, Mr. Cassens discussed with representatives of Stephens certain additional information HelpSystems would need in order to consider whether it was willing to consider potentially increasing its proposed purchase price, including information about results for the quarter ending June 30, 2020.
On June 19, 2020, Olshan Frome Wolosky LLP sent a revised draft of the Merger Agreement to Goodwin Procter LLP.
On June 22, 2020, the Company Board convened to discuss HelpSystems’ negotiations and other discussions with interested parties, including the additional information requested by HelpSystems.
In early July, 2020, the Company provided to HelpSystems the Company’s preliminary second quarter 2020 financial statements and certain related information.
On July 3, 2020, Goodwin Procter LLP sent a revised draft of the Merger Agreement.
On July 5, 2020, Matt Reck, Chief Financial Officer of HelpSystems, and Stephens’ representatives had a telephone discussion regarding the Company’s second quarter 2020 results. Mr. Reck requested a call with the Company to discuss the software license revenue miss compared to the Company’s plan.

On July 7, 2020, Mr. Alpert, Mark Hood, Chief Operating Officer of the Company and Michael Canavan, Executive Vice President of Sales & Marketing of the Company, had a telephone conversation with Mr. Reck and other HelpSystems representatives, as well as Stephens’ representatives, principally about the Company’s software license sales opportunities that slipped from the second quarter into the third quarter of 2020 and the Company’s outlook for the remainder of 2020.
On July 9, 2020, Mr. Cassens reported to Stephens’ representatives in a telephone call that the HelpSystems’ board had convened and confirmed its previously proposed purchase price of $9.35 per Share. Mr. Cassens cited the board’s concerns about the second quarter 2020 software license revenue miss and the outlook for the remainder of 2020 as the principal reasons the board was unwilling to improve its bid.
In the evening of July 9, 2020, Mr. Alpert and Stephens’ representatives spoke by telephone to discuss HelpSystems’ reaffirmed proposal and possible responses.
On July 10-12, 2020, Mr. Alpert and Stephens’ representatives further discussed by telephone possible responses to enable HelpSystems to raise its current bid.
On July 13, 2020, the Company Board met to consider HelpSystems’ current proposal and possible responses. Later that day, Stephens’ representatives had a telephone call with Mr. Cassens, Mr. Reck and other HelpSystems representatives in which Stephens discussed information supporting the Company’s position that HelpSystems should increase its bid.
In the evening of July 13, 2020, Mr. Cassens, Mr. Reck and other HelpSystems representatives reported to Stephens’ representatives in a telephone call that HelpSystems had just had a brief call with members of HelpSystems’ board, concluded that the Company and HelpSystems were too far apart in price negotiations and instructed the HelpSystems team to stop work on the transaction.
Later in the evening of July 13, 2020, and again on the morning of July 14, 2020, Mr. Alpert discussed with Stephens’ representatives the most recent communication from HelpSystems and possible responses.
On the morning of July 14, 2020, Mr. Alpert spoke by telephone with Mr. Taylor about the status of the negotiations, and strongly encouraged Mr. Taylor to support an increase in HelpSystems’ proposed price.
In the afternoon of July 14, 2020, Mr. Cassens and Mr. Reck reported to Stephens’ representatives in a telephone call that the HelpSystems board had considered Mr. Taylor’s input and was willing to raise its offer to $9.50 per Share, but that price represented HelpSystems’ best and final offer.
After hearing a report from Stephens’ representatives, later in the afternoon of July 14, 2020, Mr. Alpert then spoke again by telephone with Mr. Taylor and confirmed that HelpSystems was in fact willing to increase its offer to $9.50 per Share, but was unwilling to pay more than that amount.
After speaking with Mr. Alpert, in the late afternoon of July 14, 2020, Stephens’ representatives contacted Mr. Cassens, Mr. Reck and other HelpSystems representatives by telephone to convey the Company’s willingness to move forward based upon a price of $9.50 per Share, assuming agreement on certain key open Merger Agreement points, including the inclusion of a “go-shop” provision, subject to the Company Board’s approval.
On July 15, 2020, Olshan Frome Wolosky LLP circulated a revised draft of the Merger Agreement based on the business agreements from the July 14, 2020 telephone call.
From July 15, 2020 to July 19, 2020, the Company and its advisors completed negotiations regarding the Merger Agreement and related agreements, including the debt commitment letters delivered by Jefferies Finance LLC and certain credit funds affiliated with Charlesbank Capital Partners LLC to provide the financing required by HelpSystems to complete the transaction.
On July 18, 2020, the Company held a Company Board meeting, during which Stephens presented its overview of the pre-signing market check that had been conducted, including the 2019 Process and the 2020 discussions with multiple parties, as well as a brief review of certain key business terms of the Merger Agreement. Olshan Frome Wolosky LLP, counsel to the Company, made a presentation to the Company Board about certain other key Merger Agreement provisions. At the request of the Company Board, B. Riley Securities Inc. (f/k/a B. Riley FBR, Inc.) (“B. Riley”) then reviewed with the Company Board B. Riley's preliminary financial analyses with respect to the Company and the proposed Transaction. After extensive discussion, the Company Board adjourned without making a decision in order to allow members to consider the matter overnight.

On July 19, 2020, the Company Board reconvened to further consider the proposed Merger Agreement and related agreements. At the request of the Company Board, representatives of B. Riley reviewed its financial analyses with respect to the Company and the proposed Transaction. Thereafter, at the request of the Company Board, B. Riley orally rendered its opinion to the Company Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the Company Board dated July 19, 2020), as to, as of such date, the fairness, from a financial point of view, to the holders of Company Common Stock other than HelpSystems, Merger Sub and their respective affiliates of the Offer Price to be received by such holders in the Transaction pursuant to the Merger Agreement. B. Riley orally delivered its fairness opinion (to be confirmed in writing after the meeting) that the Merger Consideration is fair to Company stockholders from a financial point of view. The Company Board then unanimously approved the Merger Agreement and related agreements, and the consummation of the Transactions contemplated thereby.
Later on July 19, 2020, all parties signed and delivered the Merger Agreement and related agreements.
On July 20, 2020, the Merger Agreement between the Company and HelpSystems and the commencement of the “go-shop” was publicly announced.
Go-Shop Process
In accordance with the go-shop provisions of the Merger Agreement, on July 20, 2020 Stephens contacted on behalf of the Company 183 parties (“Go Shop Parties”), including both potential strategic acquirers and financial sponsors, to solicit Acquisition Proposals that might result in a Superior Proposal. As of July 31, 2020, the Company (acting through Stephens) had contacted 185 Go Shop Parties. Pursuant to the Merger Agreement, the Go-Shop Period (as defined herein) ends on August 24, 2020. As of July 31, 2020, the Company had not received any Acquisition Proposals.
11. The Merger Agreement.
The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7— “Certain Information Concerning the Company.” Capitalized terms used but not defined in this Section 11 will have the respective meanings given to them in this Offer to Purchase. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
The Merger Agreement
The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.
The Offer
The Merger Agreement provides that Merger Sub will and Parent will cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase all of the outstanding Shares (other than Shares to be cancelled pursuant to the Merger Agreement), at a price per Share equal to the Offer Price, subject to any required withholding of taxes, net to the seller in cash without interest, as described in Section 15— “Certain Conditions of the Offer,” Merger Sub will (and Parent will cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time. The Expiration Date will be one minute after 11:59 p.m. (New York City time) on the later of (i) the twentieth (20th) business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) and 14d-2 under the Exchange Act) and (ii) the No-Shop Period Start Date, unless the Expiration Date has been extended pursuant to, and in accordance with, the provisions of the Merger Agreement or as required by applicable law or the interpretations of the SEC (the Expiration Date or such later time and date on which the Expiration Date has been extended pursuant to), and in accordance with the Merger Agreement.
Terms and Conditions of the Offer
The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the Offer Conditions set forth in Section 15— “Certain Conditions of the Offer”. The Offer will be made by means of Offer to Purchase that contains the terms set forth in the Merger Agreement, the Minimum Tender Condition, and the other Offer Conditions. Parent and Merger Sub expressly reserve the right to (but are not required to) increase the Offer Price, waive any Offer Condition (other than the Minimum Tender Condition, which is non-waivable) or modify the terms of the Offer in their sole discretion; except that, notwithstanding anything to the contrary contained in the Merger Agreement, without the prior written consent of the Company, Merger Sub will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to the Offer Conditions or change, modify or waive any Offer Condition in a manner adverse to any holder of Shares in its capacity as such, (iv) extend or otherwise change the Expiration Date (except as required or permitted by the provisions of the Merger Agreement) or (v) change the form of consideration payable in the Offer.
Extensions of the Offer
The Merger Agreement provides that subject to the parties’ rights to terminate the Merger Agreement and Merger Sub’s right to waive any Offer Condition (other than the Minimum Tender Condition), Merger Sub will, and Parent will cause Merger Sub to, extend the Offer from time to time (i) as required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (ii) if, as of the then-scheduled Expiration Date, any Offer Condition will not have been satisfied or waived, at the request of the Company, Merger Sub will (and Parent will cause Merger Sub to) extend the Offer on one or more occasions in consecutive increments of up to five (5) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) each (or such longer period as the parties hereto may agree) until such time as each such condition will have been satisfied or waived; provided, however, that (1) in no event will Merger Sub be required to extend the Offer beyond the Termination Date or the valid termination of the Merger Agreement in accordance with the terms therein, (2) if, at any otherwise scheduled Expiration Date, all of the Offer Conditions except for the Minimum Tender Condition will have been satisfied or waived, Merger Sub will in such situation be required to extend the Offer in consecutive increments of up to five (5) business days each but in no event more than fifteen (15) business days in the aggregate (or such other period as the parties hereto may agree), (3) Merger Sub may extend the Offer for up to five (5) business days in order to determine whether the Offer Condition set forth in clause (c) of Exhibit A of the Merger Agreement has been satisfied, and (4) Merger Sub will extend the Offer if requested by the Company Board, or may extend the Offer at its election, in accordance with the Merger Agreement for the number of business days provided therein. The Offer will not be extended by Merger Sub except as specifically provided in the Merger Agreement. The Offer may not be terminated prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with the Merger Agreement unless the Merger Agreement is validly terminated in accordance with its terms. In the event that the Merger Agreement) is terminated pursuant to its terms prior to any scheduled expiration thereof, Merger Sub will (and Parent will cause Merger Sub to) promptly (and in any event within one (1) business day after such termination), irrevocably and unconditionally terminate the Offer.
Recommendation
The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”); (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations in the Merger Agreement, and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolved that the Merger will be effected under Section 251(h) of the DGCL; and (iv) resolved to recommend that the Company stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.
The Company Board
The Company will cause to be delivered to Parent, at the closing, resignations of all the directors of the Company to be effective upon the Effective Time. From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
Support Agreement
On July 19, 2020, concurrently with the execution of the Merger Agreement, certain stockholders of the Company affiliated with the Company, including 210/GSB Acquisition Partners, LLC, Robert H. Alpert, Thomas W. Brown, Michael P. Canavan, Dr. Thomas G. Hicks, Mark C. Hood, David L. Mann, David C. Mello, C. Clark Webb and Karen J. Young have entered into Support Agreements (the “Support Agreements”) with Parent and Merger Sub pursuant to which among other things, each such stockholder agreed to irrevocably tender its Shares, or cause its Shares to be validly and irrevocably tendered, into the Offer pursuant to and in accordance with the terms of the Offer, as promptly as practicable after, but in no event later than the validly tender tenth (10th) business day after, the commencement of the Offer. An aggregate of approximately 33% of the outstanding Shares (including Shares subject to equity awards granted to directors and executive officers) are subject to the Support Agreements. The Support Agreements provide, among other things, that such stockholders will validly tender all of their Shares in the Offer. The Support Agreement will terminate upon certain circumstances, including upon termination of the Merger Agreement or the occurrence of a Company Board Recommendation Change (as defined below).
The foregoing summary is qualified in its entirety by reference to the complete text of the Form of Support Agreement, which is filed as Exhibit (d)(5) to the Tender Offer Statement on Schedule TO filed by Parent with the SEC on July 31, 2020 and are incorporated herein by reference.
The Merger
The Merger Agreement provides that, following completion of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, with respect to all post-closing periods, is referred to as the “Surviving Corporation.” The Merger is governed by Section 251(h) of the DGCL.
Closing and Effective Time
The closing of the Merger will take place on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the last to be satisfied or waived of the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. Pursuant to the DGCL, the Merger will become effective by filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the certificate of merger in accordance with the DGCL upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger).

Merger Consideration
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, each Share that is issued and outstanding as of immediately prior to the Effective Time (other than owned Company Shares and dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration, without interest thereon and subject to any required withholding of taxes, in accordance with the Merger Agreement.
Exchange and Payment Procedures
Prior to the Effective Time, Parent will select a bank or trust company mutually agreeable to Parent and the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the Offer Price payable to the Merger Agreement and to act as the payment agent (the “Payment Agent”) for the holders of Shares to receive the aggregate Merger Consideration payable to the Merger Agreement. Parent will enter into agreements reasonably acceptable to the Company with the Depository Agent and Payment Agent, respectively, relating to services to be performed by the Depository Agent in its capacity as Depository Agent and the Payment Agent in its capacity as Payment Agent, respectively. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Depository Agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to the Merger Agreement and with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to the Merger Agreement, an amount of cash equal to the aggregate consideration to which such holders of Shares become entitled pursuant to the Merger Agreement, and Parent will instruct the Payment Agent to timely pay such amounts payable in accordance with the Merger Agreement (the amounts collectively deposited, the “Exchange Fund”). Any interest and other income resulting from investments of the Exchange Fund will become part of the Exchange Fund and any amounts in excess of the amounts payable pursuant to the Merger Agreement will promptly be paid to Parent upon demand.
Merger Closing Conditions
The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) at or prior to the Effective Time of each of the following conditions:
•	Merger Sub will have previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer;
•
The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained; and

•
No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, no action will have been taken by any governmental authority of competent jurisdiction, and no law will have been enacted, entered, enforced or deemed applicable to the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger.

Treatment of Equity Awards
Company Options
Pursuant to the Merger Agreement, Parent will not assume any Company Options. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the Merger Consideration (less the exercise price per share attributable to such Company Option) by (ii) the total number of Shares issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding the foregoing, with respect to any Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Merger Consideration, such Company Options will be cancelled without any cash payment being made in respect thereof. The payment of the Option Consideration will be subject to withholding for all required taxes.
Company Restricted Stock
Pursuant to the Merger Agreement, Parent will not assume any Company Restricted Stock. At the Effective Time, each such share of Company Restricted Stock that, as of immediately prior to the Effective Time, remains subject to any performance-vest, time-vest or other condition(s) that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, which is outstanding immediately prior thereto will become fully vested as of the Effective Time. Each share of Company Restricted Stock will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Merger Consideration by (ii) the total number of shares of Company Restricted Stock (the “Company Restricted Stock Consideration”).
Employee Matters
With respect to each health or welfare benefit plan made available by the Parent to any continuing employee at or after the Effective Time (each, a “Parent Plan”), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause to be granted to such continuing employee credit for all service with the Company and the Company subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or with respect to any defined benefit pension plan. In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any continuing employee, the Surviving Corporation will use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such Parent Plan to be waived for such continuing employee and his or her covered dependents, and the Surviving Corporation will use commercially reasonable efforts to cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the comparable Company Benefit Plan ending on the date that such continuing employee’s participation in the corresponding Parent Plan begins to be given full credit pursuant to such Parent Plan for purposes of satisfying all deductible, co-payments, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” None of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred (subject to the limitations set forth below):
•
changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants in the industries in which the Acquired Entities conduct business);

•
changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities)

generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);
•
changes in conditions in the industries in which the Acquired Entities conduct business (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

•
changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

•
any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, the continuation or escalation of the COVID-19 pandemic (including precautionary or emergency measures, recommendations or orders taken or issued by any Person in response to the COVID-19 pandemic) and other force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other participants operating in the industries in which the Acquired Entities conduct business);

•
any Effect to the extent directly resulting from the public announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Entities with employees, suppliers, customers, partners, vendors or any other third person;

•	the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;
•
any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including via email) following the date of the Merger Agreement (provided, in each such case, that the Company has notified Parent that the taking or refraining from taking any such action would, or would reasonably be expected to result in a Company Material Adverse Effect);

•
changes or proposed changes in GAAP or other accounting standards or law (or the enforcement or interpretation of any of the foregoing) or changes in the regulatory accounting requirements applicable to any industry in which the Acquired Entities operate;

•
changes in the price or trading volume of Shares or indebtedness of the Company, in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•
any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former Company stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by the Merger Agreement; and

•
any failure, in and of itself, by the Acquired Entities to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and will not in any way prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, the occurrence of a Company Material Adverse Effect).
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;
•
the Company’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, the Company’s organizational documents and the Company’s contracts;

•	the organizational documents of the Company;
•	the capital structure of the Company;
•	the accuracy and required filings of the Company’s SEC filings and financial statements;
•	the inapplicability of anti-takeover statutes to the Merger;
•	the conduct of the business of the Company and its subsidiaries in the ordinary course since March 31, 2020, and the absence of any Company Material Adverse Effect since March 31, 2020;
•	real property leased or subleased by the Company and its subsidiaries;
•	trademarks, patents, copyrights and other intellectual property matters;
•	the absence of any required consent of holders of voting interests in the Company;
•
the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws to the Company or its subsidiaries or the resulting creation of any lien upon the Company’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into common stock of the Company;
•
the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•	the Company’s financial statements;
•	the Company’s disclosure controls and procedures;
•	the Company’s internal accounting controls and procedures;
•	the Company’s and its indebtedness;
•	the absence of specified undisclosed liabilities;
•	the validity and binding nature of specified categories of the Company’s material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;
•	environmental matters;
•	tax matters;
•	employee benefit plans;
•	labor matters;
•	the Company’s compliance with laws and possession of necessary permits;

•	litigation matters;
•	insurance matters;
•	absence of any transactions, relations or understandings between the Company or any of its subsidiaries and any affiliate or related person;
•	payment of fees to brokers in connection with the Merger Agreement;
•	export controls matters and anti-corruption compliance matters; and
•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.
In the Merger Agreement, Parent and Merger Sub made customary representations and warranties to the Company to the Company, and each of the Borrowers represents and warrants solely with respect to Sections 4.1, 4.2, 4.3, 4.7 and 4.9 of the Merger Agreement, that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;
•
Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•
the absence of any conflict or violation of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;
•	litigation matters;
•	ownership of capital stock of the Company;
•	payment of fees to brokers in connection with the Merger Agreement;
•	the absence of any required consent of holders of voting interests in Parent;
•	matters with respect to Parent’s financing and sufficiency of funds, including pursuant to the Equity Commitment Letter and Debt Commitment Letter;
•	the absence of agreements between Parent and members of the Company Board or the Company management;
•	the absence of any stockholder or management arrangements related to the Merger; and
•	the exclusivity and terms of the representations and warranties made by the Company.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of the Business of the Company
The Merger Agreement provides that, except (a) as expressly contemplated by the Merger Agreement; (b) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of the Merger Agreement (the “Company Disclosure Letter”); (c) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the (1) termination of the Merger Agreement pursuant to the Merger Agreement and (2) Effective Time, the Company will, and will cause each of the Company subsidiaries to:
•	use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law;

•
subject to the restrictions and exceptions set forth in the Merger Agreement, conduct its business and operations only in the ordinary course of business consistent with past practice (which includes changes in its business practice adopted prior to the date hereof to address and adapt to the COVID-19 pandemic); and

•
use its commercially reasonable efforts to (A) preserve intact its material assets, properties, contracts and business organizations; (B) keep available the services of its current directors, officers, and employees; and (C) preserve the current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other persons with whom the Company or any of the Company subsidiaries has business relations.

The Company has also agreed that, except (i) as expressly contemplated by the Merger Agreement or as set forth in the Company disclosure schedule to the Merger Agreement, or (ii) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the (1) termination of the Merger Agreement and (2) Effective Time, the Company will not:
•
declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of its capital stock (other than consolidated cash management transfers among the Acquired Entities, the net effect of which does not change the consolidated cash balance of the Acquired Entities), or repurchase, redeem or otherwise reacquire any of its shares of capital stock or other securities or rights, warrants or options to acquire any such shares or securities of the Company, other than: (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of the Company Options; (ii) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Equity Plans; and (iii) the acquisition by the Company of Company Options or Company Restricted Stock in accordance with their terms in effect as of the date of the Merger Agreement in connection with the forfeiture of such awards;

•
sell, issue, grant, authorize the issuance or grant of, or amend the terms of any: (i) capital stock or other security; (ii) option, restricted stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (iii) instrument convertible into or exchangeable for any capital stock or other security, in each case whether issued pursuant to an Company Equity Plan or not (except that the Company may issue Shares upon the valid exercise of Company Options outstanding as of the date of the Merger Agreement);

•
split, divide, subdivide, combine, consolidate or reclassify any shares of its capital stock or other securities, or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock or other securities;

•
except as otherwise stated in the Merger Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option or equity compensation plans (including the Company Equity Plans), any provision of any agreement evidencing any outstanding Company Options or otherwise modify any of the terms of any outstanding equity-based compensation award or other security or any related contract;

•	commence any offering or otherwise issue or grant any awards under the Company Equity Plans;
•
abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any intellectual property, or grant any right or license to any intellectual property other than in the ordinary course of business consistent with past practice;

•	adopt, approve or implement any stockholder rights plan (or similar plan commonly referred to as a “poison pill”), tax benefits preservation plan (or similar plan) or related agreement;
•
(A) amend or permit the adoption of any amendment to its organizational documents, or acquire or enter into an agreement to acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or person or division thereof, (B) make any loans, advances, or capital contributions to or investments in any person; (C) issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of or enter into any agreement having the economic effect of any of the foregoing, or (D) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
•	acquire any material equity interest or other material interest in any other entity;
•
make any capital expenditure, except that the Acquired Entities may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Entities during the during the period commencing with the execution and delivery of the Merger Agreement and continuing until the earlier to occur of the (1) termination of the Merger Agreement pursuant its terms and (2) Effective Time, do not exceed (x) $100,000 in the aggregate, or (y) $50,000 individually;

•
other than in the ordinary course of business, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any other contract that, if in effect as of the date of the Merger Agreement, would constitute a material contract;

•
(i) acquire, lease or license any right or other asset from any other person; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other person; or (iii) waive or relinquish any right, except in each case for rights or other assets to be acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practice;

•
enter into any contract to purchase or sell any interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company lease;

•
(i) incur, assume, suffer or modify the terms of any indebtedness or issue any debt securities, except (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice; and (B) revolving indebtedness incurred pursuant to the Credit Agreement to fund operations of the business in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (iii) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any lien thereon (other than permitted liens);

•
except as required by applicable law or GAAP, and other than in the ordinary course of business, write off as uncollectible, or establish any extraordinary reserve with respect to, any material account receivable or other indebtedness;

•
make any pledge of any of its assets or otherwise permit any of its assets to become subject to any liens (other than permitted liens), except as such pledges and liens relate to immaterial assets made in the ordinary course of business and consistent with past practices;

•
(i) adopt, establish or enter into any Company Benefit Plan; (ii) except as otherwise stated in the Merger Agreement or as required by applicable Laws, cause or permit any Company Benefit Plan to be amended in any material respect or terminated, or waive any rights under, or permit the acceleration of vesting under any provision of any Company Benefit Plan; (iii) make any contribution to any Company Benefit Plan, other than contributions required by applicable laws, the terms of such Company Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practices; or (iv) pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or grant any rights to receive severance, termination, retention or tax gross up compensation or benefits to, any of its current or former directors, officers, employees, or contingent workers except in an aggregate amount not to exceed $200,000;

•
(i) hire any employee at the level of Vice President or above; (ii) hire any employee with an annual base salary in excess of $125,000; (iii) promote any employee to a level of Vice President or above; or (iv) terminate any employee at the level of Vice President or above (except for “cause”);

•
change any of its pricing policies, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies in a manner that is material to the business of the Acquired Entities;

•
change any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect, in each case except for (A) any such change required by a change in GAAP or applicable law;

•
except as otherwise required by applicable laws, (i) prepare or file any income or other material tax return or make any tax election, in each case, that is inconsistent with past practices; (ii) settle or otherwise compromise any claim, notice, audit report or assessment relating to any material amount of tax or assessment, enter into any closing agreement or similar agreement relating to any material amount of tax or assessment, or otherwise settle any dispute relating to any material amount of tax; (iii) request any ruling or similar guidance with respect to material taxes; (iv) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of any material tax; or (v) file an amended tax return that may materially increase the taxes payable by the Acquired Entities;

•
enter into any transaction with any of its affiliates (other than the Company and any Company subsidiary), excluding any employment, compensation or similar arrangements otherwise permitted pursuant to the Merger Agreement;

•	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership or alliance;
•	enter into any new line of business;
•
enter into any pay or performance guarantees or agreements to indemnify any other person other than in the ordinary course of business consistent with past practice or under which none of the Acquired Entities will have any obligations following the Effective Time;

•
terminate or permit any governmental authorization to lapse, other than in accordance with the terms and regular expiration of any governmental authorization, or fail to apply on a timely basis for any renewal of any renewable governmental authorization, except to the extent such termination, lapse or failure to apply for renewal would otherwise have been permitted to occur in the ordinary course of business consistent with past practice;

•
except in connection with actions permitted by the Merger Agreement, take any action to exempt any Person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal (as defined below) or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except, in each case, for Parent, Merger Sub or any of their respective subsidiaries or affiliates, or the Merger; or

•	agree or commit to take any of the actions described in the Merger Agreement.
Go-Shop Period
During the period (which is referred to as the “Go-Shop Period”) beginning on the date of the Merger Agreement and continuing until 12:01 a.m. on August 24, 2020 (the “No-Shop Period Start Date”), the Company and its representatives generally, will have the right, acting pursuant to the Company Board (or a committee thereof) to, directly or indirectly (i) initiate, solicit, propose, induce or encourage the making, submission or announcement of one or more offers or proposals (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction (as defined below, “Acquisition Proposals”) from any person or its representatives, or knowingly encourage, facilitate or assist, any proposal, inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, including by furnishing to any person or its representatives any non-public information relating to the Company or by affording to any person or its representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company, in each case pursuant to one or more acceptable confidentiality agreements; (ii) continue, enter into, participate in or engage in any discussions or negotiations with any person or its representatives with respect to one or more Acquisition Proposals or any other proposals that could lead to an Acquisition Proposal; and (iii) otherwise cooperate with, assist or take any action to facilitate any Acquisition

Proposal or any other proposals that could lead to any Acquisition Proposal. The Company will substantially contemporaneously make available to Parent or its representatives any non-public information concerning the Company that is provided to any person or its representatives that was not previously made available to Parent.
No Solicitation
From the No-Shop Period Start Date, the Company and its directors and executive officers will not, and the Company will not authorize or direct any of its employees, consultants or other representatives to, directly or indirectly:
•
solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
furnish to any person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or afford to any person or their representatives (in their capacity as such) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal;

•
participate, or engage in discussions or negotiations, with any person with respect to an Acquisition Proposal or with respect to any inquiries from third persons relating to the making of an Acquisition Proposal (other than only informing such persons of the provisions contained in the Merger Agreement);

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
•	authorize, resolve or commit to do any of the foregoing.
In addition, the Company has agreed to request the prompt return or destruction of all non-public information concerning the Company or its subsidiaries furnished to any person with whom a confidentiality agreement was entered in connection with its consideration of any acquisition transaction.
Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement by stockholders, the Company may, among other things, following the execution of an acceptable confidentiality agreement, provide non-public information to, and engage or participate in negotiations or substantive discussions with, a person in respect of a written Acquisition Proposal after the date of the Merger Agreement that was not solicited in material breach of the Company’s obligations, if (and only if) the Company Board (or a committee thereof) concludes in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to lead to a Superior Proposal, and the failure to take the actions contemplated by the Merger Agreement would be inconsistent with the directors’ fiduciary duties pursuant to applicable law.
The Company is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a three (3) business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a Superior Proposal.
If the Company terminates the Merger Agreement, Company must pay Parent an amount in cash equal to $5,527,500.00. However, if the Company terminates the Merger Agreement prior to the No-Shop Period Start Date (or, if applicable, within one (1) business day following expiration of any notice period that began prior the No-Shop start date), the Company must pay an amount in cash equal to $3,685,000.00 (the “Termination Fee”) to Parent.

For purposes of this Offer to Purchase and the Merger Agreement:
“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:
(1)
any direct or indirect purchase or other acquisition by any person or Group (as defined pursuant to Section 13(d) of the Exchange Act), whether from the Company or any other person, of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or Group that, if consummated in accordance with its terms, would result in such person or Group beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(2)
any direct or indirect purchase (including by way of a merger, consolidation, business combination, joint venture, exclusive license, security interest, recapitalization, reorganization, liquidation, dissolution or other transaction) or other acquisition by any person or Group of assets constituting or accounting for more than 20% of the revenue, net income or consolidated assets of the Company and each of the subsidiaries of the Company, taken as a whole;

(3)
any merger, amalgamation, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of the Company subsidiaries whose business accounts for more than 25% of the revenue, net income or consolidated assets of the Company and the Company subsidiaries, taken as a whole), where the stockholders of the Company (or such subsidiary) prior to the transaction will not own, directly or indirectly, at least 80% of the equity interests in the surviving or resulting entity of such transaction; or

(4)	any combination of the foregoing.
“Superior Proposal” means any written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is more favorable, from a financial point of view, to the Company stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), including the (A) identity of the person making the proposal; (B) likelihood of consummation in accordance with the terms of such proposal; and (C) all legal, financial (including the financing terms), regulatory, timing (including certainty of closing) and other aspects and risks of such proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
The Company Board’s Recommendation; Company Board Recommendation Change
Subject to the provisions described below, the Company Board agreed to recommend that the Company Shareholders tender their Shares to Merger Sub pursuant to the Offer and, if required by applicable legal requirements, adopt and approve the Merger Agreement.
Prior to the adoption of the Merger Agreement by stockholders, the Company Board (or a committee thereof) may not take any action described in the following (any such action, a “Company Board Recommendation Change”):
•	withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent;
•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;
•	fail to publicly reaffirm the Company Board Recommendation within ten (10) business days of the occurrence of a material event or development and after Parent so requests in writing; or
•
take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen”

communication by the Company Board (or a committee thereof) to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the tenth (10th) business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement).
Notwithstanding the restrictions described above, prior to the Acceptance Time, other than in connection with a written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change if (1) there has been an Intervening Event (as defined below); or (2) the Company has received a bona fide, written Acquisition Proposal, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal and which did not result from any breach of the Company’s obligations as described in the foregoing section, in each case, to the extent a failure to effect a Company Board Recommendation Change would be inconsistent with the directors’ fiduciary duties pursuant to applicable law.
The Company Board may only effect a Company Board Recommendation Change for an Intervening Event if:
•
the Company has provided prior written notice to Parent at least three (3) business days in advance to the effect that the Company Board (or a committee thereof) has (A) received a bona fide, written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement, which notice will specify the reasons for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal; and certain written notice requirements; or

•
prior to effecting such Company Board Recommendation Change or termination, the Company and its representatives, until 5:00 p.m., Eastern time on the last day of the required three (3) business days, have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement to enable the Company Board to not make a Company Board Recommendation Change or terminate the Merger Agreement; and (2) permitted Parent and its representatives to make a presentation to the Company Board (or a committee thereof) regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation).

In addition, the Company Board may only effect a Company Board Recommendation Change in response to a bona fide, written Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal if:
•
the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•	the Company has otherwise complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;
•
(i) the Company has provided prior written notice to Parent at least three (3) business days in advance (the “Notice Period”) which notice shall state that the Company Board (or a committee thereof) has (A) received a bona fide, written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement according to the terms therein, which notice will specify the reasons for such Company Board Recommendation Change or termination, including the identity of the person or group making such Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its representatives, until 5:00 p.m., Eastern time, on the last day of the Notice Period, have (1) negotiated with Parent and its representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement to enable the Company Board to not make a Company Board Recommendation Change or terminate the Merger Agreement in accordance with the terms therein; and (2) permitted Parent and its representatives to make a presentation to the Company Board (or a committee thereof) regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two (2) business days); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) that the applicable Acquisition Proposal still constitutes a Superior Proposal. The parties agree that if the Notice Period (or any new five (5) business day period) ends on a date that is concurrent with, or later than, the date of the Expiration Date, at its election Merger Sub may, or at the written request of the Company Board, Merger Sub shall, extend the Offer until the Expiration Date.
Financing Cooperation
The Company has agreed to use reasonable best efforts, and to cause each of its officers, employees, advisors and other representatives to use reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in causing the conditions in the Debt Commitment Letter to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent and Merger Sub obtaining the debt financing by:
•
participating (and causing senior management and representatives of the Company to participate) in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the debt financing (including direct contact between senior management and the other representatives of the Company, on the one hand, and the actual and potential financing sources, on the other hand);

•
assisting Parent and the financing sources with the timely preparation of customary rating agency presentations, bank information memoranda, lender presentations and similar documents required in connection with the debt financing and identifying any portion of the information provided by the Company and set forth in any of the foregoing that would constitute material non-public information;

•
solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with the preparation of pro forma financial information and pro forma financial statements to the extent required by the financing sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into such pro forma financial information or pro forma financial statements; or (C) any financial information related to Parent or any of its subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

•
assisting Parent in connection with the preparation and registration of (but not executing, to the extent any such documents or arrangements would be effective prior to the closing), other than any authorization letters described in the Merger Agreement, any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing agreements or documents (including any related schedules, annexes and exhibits thereto) as may be reasonably requested by Parent or the financing sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the debt financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the debt financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

•
furnishing Parent, Merger Sub and the financing sources, prior to the Closing Date, with (A) the Company financial statements; (B) an unaudited consolidated balance sheet of the acquired entities and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the acquired entities;

•
cooperating with Parent to obtain customary and reasonable corporate and facilities consents, landlord waivers, non-invasive environmental assessments, surveys and title insurance as reasonably requested by Parent in order to comply with the reasonable requirements of the financing sources, including in connection with any sale-and leaseback agreements or arrangements to be effected at or after the closing;

•
delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the closing the principal of and interest on, and all other indebtedness outstanding pursuant to the credit agreement;

•
providing authorization letters to the financing sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the financing sources that the public versions of such documents, if any, do not include material non-public information about the Company or the Company subsidiaries or securities;

•
taking all corporate and other actions, subject to the occurrence of the closing, reasonably requested by Parent to permit the consummation of the debt financing (including distributing the proceeds of the debt financing, if any, obtained by any of the subsidiaries of the Company to the Surviving Corporation); and

•
furnishing Parent and the financing sources at least three (3) business days prior to the closing with (A) all documentation and other information about the Company and the Company subsidiaries as is reasonably requested by Parent at least seven (7) business days prior to closing, in accordance with the requirements of the financing sources, relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (B) certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230 to the extent Parent has requested at least seven (7) business days prior to closing.

The Company will not be required to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement relating to the debt financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the Company subsidiaries and the accuracy in all material respects of the information contained in the disclosure and marketing materials related to the Company and the Company subsidiaries)) that is effective prior to the Effective Time; (iii) give any indemnities in connection with the debt financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, (a) would unreasonably interfere with the conduct of the business of the Company or (b) create a risk of damage or destruction to any property or assets of the Company. In addition, (A) no action, liability or obligation of the Company or any of its representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the debt financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the accuracy of the information contained in the disclosure and marketing materials related to the Company and the Company subsidiaries)) will be effective until the Effective Time; (B) the Company will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information about the Company and the accuracy of the information contained in the disclosure and marketing materials related to the Company and the Company subsidiaries)) that is not contingent on the occurrence of the closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the debt financing will contain disclosure and financial statements reflecting the Surviving Corporation or its subsidiaries as the obligor. Additionally, no representative of the Company will not be required to (1) deliver any certificate or opinion or take any other action that would reasonably be expected to result in personal liability to such representative; (2) cause the Company Board to approve any financing or contracts related thereto; (3) take any action that would conflict with or violate its organizational documents or any applicable laws; or (4) provide any information (a) the disclosure of which (as determined by the Company in good faith) is prohibited or restricted under applicable law or any agreement binding on the Company as of the date of the Merger Agreement or any agreement binding on the Company that is entered into after the date of the Merger Agreement that is entered into after the date of the Merger Agreement that is not entered into for the purpose of evading the obligations in the Merger Agreement; or (b) where access to such information would (as determined by the Company in good faith) (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third person the right terminate or accelerate the rights pursuant to, any contract to which the Company or any of the Company subsidiaries is a party or otherwise bound; provided that in the event the Company does not disclose any such information in reliance on the foregoing subclause (4), the Company shall inform Parent thereof and of the general nature of the information being withheld.
Directors’ and Officers’ Exculpation, Indemnification and Insurance
Indemnified Persons. The Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and the Company subsidiaries pursuant to the indemnification, exculpation and advancement of expenses provisions set forth in the charter, the bylaws and the other similar organizational documents of the Company subsidiaries, and any indemnification agreements as in effect as of the date of the Merger Agreement as set forth in the Company Disclosure Letter between the Company and any of the Company subsidiaries, on one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer, employee of the Company or any Company subsidiaries prior to the Effective Time), on the other hand (collectively, and whether or not they are parties to any such indemnification agreements, the “Indemnified Persons”) with respect to any legal proceeding in which such Indemnified Person may be involved or with which he or she may be threatened (an “Indemnified Person Proceeding”) (A) by reason of such Indemnified Person’s being or having been such director or officer or an employee or agent of any acquired entity or otherwise in connection with any action taken or not taken at the request of any Acquired Entity or (B) arising out of such Indemnified Person’s service in connection with any other corporation or organization for which he or she serves or has served as director, officer, employee, agent, trustee or fiduciary at the request of any acquired entity. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charter and bylaws of the Company and the other similar organizational documents of the Company subsidiaries, as applicable, as in effect on the date of the Merger Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for advancement or indemnification pursuant to the terms of the Merger Agreement, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.
Indemnification Obligation. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation each will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law, pursuant to any indemnification agreements with the Company or any of the Company subsidiaries in effect as of the Effective Time as set forth in the Company Disclosure Letter, and pursuant to the charter and bylaws of the Company and the other similar organizational documents of the Company subsidiaries in effect as of the Effective Time, as applicable, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, including transaction litigation, whether civil, criminal, administrative or investigative, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company subsidiaries or other affiliates; and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect to the Merger (including any disposition of assets of the Surviving Corporation or any of its subsidiaries that is alleged to have rendered the Surviving Corporation or any of its subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent or the Surviving Corporation a written notice asserting a claim for indemnification, then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with such legal proceeding of the type contemplated by the Merger Agreement, (A) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such legal proceeding; and (B) no Indemnified Person will be liable for any settlement of such legal proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible) which consent shall not be unreasonably withheld, delayed or conditioned. None of Parent, the Surviving Corporation or any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification has been sought by an Indemnified Person pursuant to the Merger Agreement unless such settlement, compromise, consent or termination releases such Indemnified Person from all liability arising out of such legal proceeding. Indemnified Persons and Surviving Corporation will (and Parent shall cause Surviving Corporation to) reasonably cooperate in good faith in the defense of any such matters. Parent shall guarantee the obligations of the Surviving Corporation under the terms of Merger Agreement.
D&O Insurance. The Company has purchased a prepaid “tail” policy (the “Tail Policy”) providing coverage for Indemnified Persons on terms and conditions providing substantially equivalent benefits as the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement. The Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.
Employee Matters
The Surviving Corporation or one of its subsidiaries will (and Parent will cause the Surviving Corporation or one of its subsidiaries to) for a period of one year following the Effective Time (or if earlier, until the date of the employee’s termination of employment with Parent), provide compensation and benefits (other than the opportunity to participate in equity-based benefits and individual employment agreements) to each continuing employee that, taken as a whole, are substantially comparable in the aggregate to the compensation and benefits (other than the opportunity to participate in equity-based benefits and individual employment agreements) provided to similarly situated employees of the Parent.
With respect to each health or welfare benefit plan made available by the Parent to any continuing employee at or after the Effective Time (each, a “Parent Plan”), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause to be granted to such continuing employee credit for all service with the Company and the Company subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits or with respect to any defined benefit pension plan. In addition, for purposes of each Parent Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any continuing employee, the Surviving Corporation will use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such Parent Plan to be waived for such continuing employee and his or her covered dependents, and the Surviving Corporation will use commercially reasonable efforts to cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the comparable Company Benefit Plan ending on the date that such continuing employee’s participation in the corresponding

Parent Plan begins to be given full credit pursuant to such Parent Plan for purposes of satisfying all deductible, co-payments, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.
Efforts to Close the Transaction
Under the Merger Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:
•	cause certain conditions set forth in the Merger to be satisfied;
•
seek to obtain all consents, waivers, approvals, orders and make all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Merger; and

•
seek to obtain all consents, waivers and approvals and deliver all notifications, in each case pursuant to any material contracts in connection with the Merger Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such material contracts as of and following the consummation of the Merger.

In addition to the foregoing, subject to the terms and conditions of the Merger Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the (i) consummation of the Merger; or (ii) ability of such party to fully perform its obligations pursuant to the Merger Agreement.
Notwithstanding anything to the contrary set forth in the Merger Agreement, neither the Company nor any of the Company subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any material contract.
Other Covenants
The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to certain antitrust filings, other required SEC filings, anti-takeover laws, Section 16(b) exemption, notices of certain events, public statements and disclosure, access to information, employee matters and confidentiality.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time:
•	by mutual written agreement of Parent and the Company;
•	by either Parent or the Company:
•
if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect or any action has been taken by any governmental authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer or the Merger and has become final and non-appealable; or (ii) any law is enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, makes illegal or enjoins the consummation of the Offer or the Merger, except that the right to terminate the Merger

Agreement as described in this paragraph will not be available to any party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, judgment, order, restraint, prohibition, action or law;
•
if the Offer has been terminated in accordance with the terms of the Merger Agreement without Merger Sub having purchased any Shares tendered pursuant to the Offer by 11:59 p.m. Eastern time, on January 19, 2021 (such time and date, as it may be extended, the “Termination Date”); except that if as of the Termination Date all conditions to the Merger Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) or waived (where permissible pursuant to applicable law), other than the conditions set forth in certain sections of the Merger Agreement, either Parent or the Company, by written notice to the other, may extend the Termination Date to 11:59 p.m., Eastern time, on January 31, 2021, it being understood that the right to terminate the Merger Agreement pursuant to the relevant section will not be available to (i) Parent if the Company has the right to terminate the Merger Agreement pursuant to the relevant section; and (ii) any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date; or

•
if (i) the Acceptance Time shall not have occurred on or before the Termination Date or (ii) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto; provided, that the right to terminate the Merger Agreement pursuant to that section shall not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement has been the primary cause of the event specified in either of the foregoing first or second clauses.

•	By Parent:
•
if (i) the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition set forth in the Merger Agreement, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate the Merger Agreement prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to termination; provided, that Parent shall not have the right to terminate the Merger Agreement pursuant to the terms therein if Parent or Merger Sub is then in breach of any of their respective representations, warranties or covenants under the Merger Agreement so as to cause the conditions set forth in the Merger Agreement not to be satisfied; or

•	if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.
•	By the Company:
•
if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition set forth in the Merger Agreement, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate the Merger Agreement prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate the Merger Agreement as described in this paragraph and the basis for such termination, it being understood that the Company will not be entitled to terminate the Merger Agreement if such breach or failure to perform has been cured prior to termination; provided, that the Company shall not have the right to terminate the Merger Agreement pursuant to the Merger Agreement if the Company is then in breach of any of its representations, warranties or covenants under the Merger Agreement so as to cause the conditions set forth in the Merger Agreement not to be satisfied;
•
if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee (as defined below); and (iv) the Company has complied in all material respects with the Merger Agreement with respect to such Superior Proposal; or

•
if (i) all of the conditions set forth in the applicable sections the Merger Agreement have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing); (ii) Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger; (iii) the Company has irrevocably notified Parent in writing that (A) it is ready, willing and able to consummate the closing; and (B) all conditions set forth in the applicable section of the Merger Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the closing) or that the Company is willing to waive any unsatisfied conditions set forth in the applicable of the Merger Agreement; (iv) the Company has given Parent written notice at least three (3) business days prior to such termination stating the Company’s intention to terminate the Merger Agreement if Parent and Merger Sub fail to consummate the Merger on the date required in the Merger Agreement; and (v) Parent and Merger Sub fail to consummate the Merger by the three (3) business day period and the date required for consummation.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect without liability of any party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties, as applicable (subject in all respects to certain designated provisions of the Merger Agreement which survive, including provisions relating to expenses, the termination fees and specific performance, among others). However, no party is relieved by such termination of any liability for any willful breach of the Merger Agreement or subject to certain limitations, fraud.
Termination Fees
The Company has agreed to pay Parent the Company Termination Fee (as defined below) in the amount set forth below in certain circumstances described below:
•
if (A) the Merger Agreement is validly terminated pursuant to the Merger Agreement; (B) the conditions set forth in the Merger Agreement have been satisfied or are capable of being satisfied and the conditions set forth in Merger Agreement would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement pursuant to Merger Agreement, as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned that contemplates a per share price for the acquisition of the Shares that is higher than the Merger Consideration; and (D) within one year of the termination of the Merger Agreement, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of the provisions described in this paragraph, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

•	if (i) the Merger Agreement is validly terminated by (A) by Parent or the Company if the Offer has been expired or terminated in accordance with the terms of the Merger Agreement and the Offer without Merger Sub having accepted for payment any Shares tendered on or before the Termination Date, (B) by Parent or the Company because at the expiration of the Offer on or after August 27, 2020, all the Offer Conditions have been satisfied or waived other than the Minimum Tender Condition, or (C) by Parent because of uncured material breach of representations, warranties or covenants pursuant to the Merger Agreement, (ii) at the time of such termination, the conditions set forth in clause (1) and (3) of Section 15— “Certain Conditions of the Offer” have been satisfied or are capable of being satisfied and, in the case of a termination pursuant to clause (C), the Company does not have a right to terminate the Merger Agreement pursuant to because of an uncured material breach by Parent or Merger Sub of representations, warranties or covenants pursuant to the Merger Agreement; (iii) following the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement pursuant to clauses (A), (B) or (C), an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (iv) within one year of the termination of the Merger Agreement pursuant to clauses (A), (B) or (C), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to $5,527,500.00 by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of determining whether the Company Termination Fee is payable pursuant to the provisions described in this paragraph, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”
•
if the Merger Agreement is validly terminated by Parent because of a Company Board Recommendation Change, then the Company must within two (2) business days following such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

•
if the Merger Agreement is validly terminated because the Company received a Superior Proposal, then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

•
if the Merger Agreement is terminated by the Company at any time prior to the Acceptance Time because the (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a binding alternative acquisition agreement reflecting the key terms of the Acquisition Transaction contemplated by that Superior Proposal and such key terms are sufficient without any additional terms or conditions to constitute a Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee; and (iv) the Company has complied in all material respects with its non-solicitation obligations and its obligations with respect to such Superior Proposal, then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that if such termination occurs prior to the expiration of the No-Shop Period, then the Company Termination Fee shall mean an amount in cash equal to $3,685,000.00.

The Merger Agreement is validly terminated by the Company, upon prior written notice to Parent, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement or if all of the conditions to each party’s obligations to effect the Merger as set forth in the Merger Agreement is satisfied and Parent and Merger Sub fail to consummate the Merger on the date upon which Parent is required to consummate the Merger pursuant to the Merger Agreement, then Parent must within two (2) business days following such termination pay or cause to be paid to the Company or its designee an amount equal to $11,055,000.00 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.

Fees and Expenses
All fees and expenses incurred in connection with the Merger Agreement, the Offer and the Merger will be paid by the party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent and all filing fees in connection with any filings required by the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”). Except as set forth in the Merger Agreement, Parent will pay or cause to be paid, including by Merger Sub, all (i) transfer, stamp and documentary taxes or fees; (ii) sales, use, real property transfer and other similar taxes or fees, in each case arising out of or in connection with entering into the Merger Agreement and the consummation of the Merger and (iii) debt financing fees.
Specific Performance
The parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement (including any party failing to take such actions that are required of it by the Merger Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (A) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms of the Merger Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it to enforce its rights under the Equity Commitment Letter); (B) the provisions of the Merger Agreement are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into the Merger Agreement; provided that under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief, on the one hand, and the payment of any monetary damages, on the other hand.
Specific Performance in Respect of the Financing
Pursuant to the terms of the Merger Agreement, it is acknowledged and agreed that the right of the Company to specific performance to enforce Parent and each Borrower’s obligation to cause the equity financing to be funded and to consummate the Merger, will be subject to the requirements that (A) all of the conditions set forth in the Merger Agreement have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing); (B) the debt financing has been funded or will be funded in full at the closing if the equity financing is funded at the closing; (C) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to the terms of the Merger Agreement; (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the equity financing and debt financing are funded, then it would take such actions that are required of it by the Merger Agreement to cause the closing to occur; and (E) Parent and Merger Sub fail to complete the closing within two (2) business days after delivery of the Company’s irrevocable written confirmation. In no event will the Company be entitled to enforce or seek to enforce specifically Borrowers’ obligation to cause the equity financing to be funded or to complete the Merger if the debt financing has not been funded in full (or will not be funded in full at the closing if the equity financing is funded at the closing). Notwithstanding the foregoing, in no event shall the Company or any of its equityholders be entitled to seek the remedy of specific performance of the Merger Agreement directly against any financing source, solely in their respective capacities as lenders or arrangers in connection with the debt financing.
Amendment
Subject to applicable law and the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub, and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that after the Acceptance Time, no amendment may be made to the Merger Agreement with decreases the

Merger Consideration. Certain provisions of the Merger Agreement (together with any related defined terms and the provisions of the Merger Agreement to the extent a modification, waiver or termination of such provisions would modify the substance of any of the foregoing sections) may not be amended, modified or altered with the prior written consent of the financing sources.
Governing Law
The Merger Agreement is governed by Delaware law.
12. Purpose of the Offer; Plans for the Company.
Purpose of the Offer
The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Merger Sub pursuant to the Offer will be retained by Merger Sub pending the Merger. After the Acceptance Time, Merger Sub intends to consummate the Merger as promptly as practicable, subject to the satisfaction of certain conditions.
Merger Without a Meeting
If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.
Appraisal Rights
Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders of the Company who have not tendered their Shares in the Offer and who are entitled to demand and properly demand appraisal of such Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, will be entitled to appraisal rights under Delaware law. If shareholders choose to exercise their appraisal rights in connection with the Merger and are entitled to demand and properly demand appraisal of their Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, they will be entitled to payment for their Shares based on a judicial determination of the fair value of the Shares, together with interest from the time of the filing and acceptance with the Secretary of State of the State of Delaware, or the Effective Time through the date of payment of the judgment upon the amount determined to be the fair value. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each holder of Shares entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. The fair value may be more than, less than or equal to the price that we are offering to pay the shareholders for Shares in the Offer. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the stockholder must (i) within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of their Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal; (ii) not tender his, her or its Shares pursuant to the Offer; and (iii) must continuously hold the Shares from the date of making the demand through the Effective Time.
13. Certain Effects of the Offer.
Market for the Shares
If the Offer is successful, there will be no market for the Shares because Parent and Merger Sub intend to consummate the Merger as promptly as practicable following the Acceptance Time.
Stock Quotation
The Shares are currently listed on the NYSE American. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE American because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend and will cause the Company to delist the Shares from the NYSE American.
Exchange Act Registration
The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b)), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the list of “margin securities” of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations
The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14. Dividends and Distributions.
The Merger Agreement provides that no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered certificate or certificates that immediately prior to the Effective Time represented outstanding Shares or Uncertificated Shares.
15. Certain Conditions of the Offer.
Notwithstanding any other term or provision of the Offer or the Merger Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Shares promptly after termination or withdrawal of the Offer), purchase any Shares validly tendered (and not withdrawn prior to the Expiration Date) pursuant to the Offer if:
•	the Minimum Tender Condition will not have been satisfied;
•
the applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger under the HSR Act shall not have expired or otherwise been terminated;

•
any governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

•
since the date of the Merger Agreement, there will have occurred any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together with all other effects that exist or have occurred, (A) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the acquired entities, taken as a whole; or (B) would constitute a Company Material Adverse Effect;

•
(A) except as provided in clauses (B) and (C) below, the representations and warranties of the Company contained in the Merger Agreement will not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representations and warranties expressly speak as of an earlier date, in which case such representation and warranty will not have been true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (B) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will have been true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will not have been true and correct in all material respects as of such earlier date); and (C) the representations and warranties of the Company set forth in certain sections of the Merger Agreement will not have been true and correct as of the date of the Merger Agreement and as of the Expiration Date as though made on and as of such date and time, except for de minimis inaccuracies; provided, that solely for purposes of clause (C) above, if one or more inaccuracies in the representations and warranties set forth in certain sections of the Merger Agreement would cause damages or diminution in value to Parent or Merger Sub of $100,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (C) of this paragraph;

•	the Company will have failed to perform or comply with, in all material respects, its obligations required to be performed or complied with by it under the Merger Agreement; or
•	the Merger Agreement will have been terminated in accordance with its terms.
The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger

Sub (except for the Minimum Tender Condition, which is non-waivable), subject in each case to the terms of the Merger Agreement and applicable law. Any reference in Exhibit A of the Merger Agreement or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived.
The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
16. Certain Legal Matters; Regulatory Approvals.
General
Except as described in this Section 16, Merger Sub is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Merger Sub is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by Merger Sub’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Sub or Parent as contemplated herein. Should any such approval or other action be required, Merger Sub currently contemplates that, except as described below under “State Takeover Laws,” such approval or other action will be sought.
While Merger Sub does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause Merger Sub to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15— “Certain Conditions of the Offer.”
State Takeover Laws
A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board has approved the Merger Agreement, the Support Agreements and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.
Based on information supplied by the Company and the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the Company Board and by the stockholders, we do not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither Parent nor the Company has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 15— “Certain Conditions of the Offer.”
United States Antitrust Compliance
Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and Antitrust Division and certain waiting period requirements have been satisfied. These requirements apply to Merger Sub’s acquisition of the Shares in the Offer and the Merger.
Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period which begins when Parent files a Pre-merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated. The Company must file its own Pre-merger Notification and Report Form within ten (10) calendar days of the filing by Parent. If the end of the fifteen (15) calendar day waiting period is set to fall on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 P.M., New York City time, the next business day. Parent and the Company each filed a Pre-merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on July 24, 2020, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 P.M., New York City time, on August 10, 2020, unless earlier terminated by the FTC and the Antitrust Division, or if Parent withdraws its HSR filing under 16 C.F.R. §803.12 or if Parent or the Company receive a request for additional information or documentary material prior to that time. If prior to the expiration or termination of this waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent or the Company, the waiting period with respect to the Offer and the Merger would be extended for an additional period of up to ten (10) calendar days following the date of Parent’s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, absent Parent’s and the Company’s agreement, they can be prevented from closing only by court order. The FTC or the Antitrust Division may terminate the additional ten (10) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.
At any time before or after Parent’s acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.
17. Fees and Expenses.
Parent and Merger Sub have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request brokers, bankers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable and customary expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, bankers and other nominees will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state.
However, Merger Sub may, in its discretion, take such action as it may deem necessary to make the Offer in any such state and to extend the Offer to holders of Shares in such state.
No person has been authorized to give any information or to make any representation on behalf of Parent or Merger Sub not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
Merger Sub has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7— “Certain Information Concerning the Company.”
Help/Systems, LLC Grail Merger Sub, Inc.

July 31, 2020

SCHEDULE I
DIRECTORS, MANAGERS AND EXECUTIVE OFFICERS OF

PARENT, MERGER SUB, HS TOPCO, GUARANTOR AND BORROWERS
Directors, Managers and Executive Officers of Parent, Merger Sub, HS Topco, Guarantor and Borrowers
Grail Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of Help/Systems, LLC, a Delaware limited liability corporation (“Parent”), which is an indirect wholly owned subsidiary of 2019 HS Topco, LLP, a Delaware limited partnership (“HS Topco”). HS Midco, Inc., a Delaware corporation (“Guarantor”), HS Purchaser, LLC, a Delaware limited liability company (“HS Purchaser”), and Help/Systems Holdings, Inc., a Delaware corporation (“HS Holdings” and together with HS Purchaser, each a “Borrower” and collectively, the “Borrowers”) are each an indirect wholly owned subsidiary of HS Topco.
The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each director, manager and executive officer of each of Parent, Merger Sub, HS Topco, Guarantor and Borrowers are set forth below. All individuals listed below are United States citizens.
The principal office address of each of Parent, Merger Sub, HS Topco, Guarantor and Borrowers is 6455 City West Parkway, Eden Prairie, Minnesota 55344. The telephone number at the principal office of each of Parent, Merger Sub and HS Topco is (952) 933-0609.
1.	Executive Officers of Parent.
The following table sets forth information about the executive officers of Parent as of July 31, 2020.
Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kate Bolseth	Chief Executive Officer of Parent; Chief Executive Officer and Director of Merger Sub; Manager of HS Topco; Chief Executive Officer and Director of HS Holdings
Ms. Bolseth has served as the Chief Executive Officer of Parent since July 2019. From November 2018 to July 2019, Ms. Bolseth served as the Chief Operating Officer of Parent. Prior to that, Ms. Bolseth served as a General Manager of Parent.

Jim Cassens	President of Parent; President of Merger Sub; Manager of HS Topco; President of HS Holdings	Mr. Cassens has served as the President of Parent since 2019. From 2015 to 2019, Mr. Cassens served as the Executive Vice President of Mergers & Acquisitions for Parent.
Chris Heim	Executive Chairman of Parent; Manager of HS Topco; Chief Executive Officer and President of Guarantor; Secretary of HS Purchaser
Mr. Heim has served as an Executive Chairman of Parent since July 2019. Prior to that, he served as the Chief Executive Officer of Parent from December 2014 to July 2019. Since January 2020 Mr. Heim is the Executive Chairman of 2ndWave Software LLC (“2ndWave”) and Executive Director of HGGC, LLC (“HGGC”).

Kyle Hofmann	General Counsel and Secretary of Parent; Secretary of Merger Sub; Secretary of HS Holdings	Mr. Hofmann has served as the General Counsel and Secretary of Parent since June 2019. Prior to that, Mr. Hofmann served as Senior Counsel for iBasis, Inc.
Matthew Reck	Chief Financial Officer, Vice President and Treasurer of Parent; Chief Financial Officer and Director of Merger Sub; Chief Financial Officer, Vice President, Treasurer, and Director of HS Holdings
Mr. Reck has served as the Chief Financial Officer, Vice President and Treasurer of Parent since January 2020. Prior to that, Mr. Reck served as the Chief Financial Officer of Digital River, Inc. (“Digital River”) from 2018 to 2019, Vice President of Finance and Corporate Development of Digital River from 2017 to 2018, and Senior Director of Corporate Development and Treasurer of Digital River from 2016 to 2017.

2.	Directors and Executive Officers of Merger Sub.
The following table sets forth information about the directors and executive officers of Merger Sub as of July 31, 2020.
Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kate Bolseth	Chief Executive Officer of Parent; Chief Executive Officer and Director of Merger Sub; Manager of HS Topco; Chief Executive Officer and Director of HS Holdings
Ms. Bolseth has served as the Chief Executive Officer of Parent since July 2019. From November 2018 to July 2019, Ms. Bolseth served as the Chief Operating Officer of Parent. Prior to that, Ms. Bolseth served as a General Manager of Parent.

Jim Cassens	President of Parent; President of Merger Sub; Manager of HS Topco; President of HS Holdings	Mr. Cassens has served as the President of Parent since 2019. From 2015 to 2019, Mr. Cassens served as the Executive Vice President of Mergers & Acquisitions for Parent.
Kyle Hofmann	General Counsel and Secretary of Parent; Secretary of Merger Sub; Secretary of HS Holdings	Mr. Hofmann has served as the General Counsel and Secretary of Parent since June 2019. Prior to that, Mr. Hofmann served as Senior Counsel for iBasis, Inc.
Matthew Reck	Chief Financial Officer, Vice President and Treasurer of Parent; Chief Financial Officer and Director of Merger Sub; Chief Financial Officer, Vice President, Treasurer, and Director of HS Holdings
Mr. Reck has served as the Chief Financial Officer, Vice President and Treasurer of Parent since January 2020. Prior to that, Mr. Reck served as the Chief Financial Officer of Digital River from 2018 to 2019, Vice President of Finance and Corporate Development of Digital River from 2017 to 2018, and Senior Director of Corporate Development and Treasurer of Digital River from 2016 to 2017.

3.	Managers of HS Topco.
The following table sets forth information about the managers of HS Topco as of July 31, 2020.
Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John Block	Manager of HS Topco; Director of Guarantor	Mr. Block serves as a Partner at HGGC. Mr. Block has been employed at HGGC since 2010.
Kate Bolseth	Chief Executive Officer of Parent; Chief Executive Officer and Director of Merger Sub; Manager of HS Topco; Chief Executive Officer and Director of HS Holdings
Ms. Bolseth has served as the Chief Executive Officer of Parent since July 2019. From November 2018 to July 2019, Ms. Bolseth served as the Chief Operating Officer of Parent. Prior to that, Ms. Bolseth served as a General Manager of Parent.

Jim Cassens	President of Parent; President of Merger Sub; Manager of HS Topco; President of HS Holdings	Mr. Cassens has served as the President of Parent since 2019. From 2015 to 2019, Mr. Cassens served as the Executive Vice President of Mergers & Acquisitions for Parent.
Chris Heim	Executive Chairman of Parent; Manager of HS Topco; Chief Executive Officer and President of Guarantor; Secretary of HS Purchaser
Mr. Heim has served as an Executive Chairman of Parent since July 2019. Prior to that, he served as the Chief Executive Officer of Parent from December 2014 to July 2019. Since January 2020 Mr. Heim is the Executive Chairman of 2ndWave and Executive Director of HGGC.

Mike Libert	Manager of HS Topco; Director of Guarantor; Vice President of HS Purchaser	Mr. Libert serves as a Senior Vice President at TA Associates, Inc. (“TA Associates”) and has been employed by TA Associates since 2011.

Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hiren Mankodi	Manager of HS Topco
Mr. Mankodi has been a Managing Director of Charlesbank Capital Partners since October 2018. From April 2016 to September 2018, he was employed by Pamplona Capital Partners as a Managing Director. Prior to that, he was employed by Audax Group as a Managing Director.

Jim Ryan	Manager of HS Topco	Mr. Ryan has served as the President and Chief Executive Officer of Flexera Software LLC (“Flexera”) since January 2016. Prior to that, he served as the Chief Operating Officer of Flexera.
Harry Taylor	Manager of HS Topco; Director of Guarantor; Chief Executive Officer and President of HS Purchaser	Mr. Taylor is a Managing Director of TA Associates. Mr. Taylor has been employed by TA Associates since 2005.
Jon Steven Young	Manager of HS Topco
Mr. Young is the President and Co-Founder of HGGC. Mr. Young co-founded HGGC in 2007 and serves as an Investment Committee member for funds affiliated with HGGC. Mr. Young’s current and past board representation includes serving as Chairman of the Board of Idera, 4over, AutoAlert, Dealer-FX, Integrity, Serena Software, Innovative Interfaces, hybris and Sunquest. Mr. Young also serves or previously served on the boards of AMI, BIG, Denodo, HelpSystems, Mi9, Nutraceutical, RPX, Davies Group, Dynata, FPX, hybris, MyWebGrocer, and Sunquest. Mr. Young is a director on the boards of the Capital Impact Foundation, Workday Foundation and Forever Young Foundation, which Mr. Young founded and chairs. In addition, Mr. Young is currently the broadcast host (and former International Spokesperson) for the Children’s Miracle Network.

4.	Directors and Executive Officers of Guarantor.
The following table sets forth information about the directors and executive officers of Guarantor as of July 31, 2020.
Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John Block	Manager of HS Topco; Director of Guarantor	Mr. Block serves as a Partner at HGGC. Mr. Block has been employed at HGGC since 2010.
Chris Heim	Executive Chairman of Parent; Manager of HS Topco; Chief Executive Officer and President of Guarantor; Secretary of HS Purchaser
Mr. Heim has served as an Executive Chairman of Parent since July 2019. Prior to that, he served as the Chief Executive Officer of Parent from December 2014 to July 2019. Since January 2020 Mr. Heim is the Executive Chairman of 2ndWave and Executive Director of HGGC.

Mike Libert	Manager of HS Topco; Director of Guarantor; Vice President of HS Purchaser	Mr. Libert serves as a Senior Vice President at TA Associates, Inc. and has been employed by TA Associates since 2011.
Daniel Mayleben	Treasurer and Secretary of Guarantor; Treasurer of HS Purchaser
Mr. Mayleben is the Chief Executive Officer of 2ndWave and has been a director of Parent since January 2020. Prior to being a director of the Parent, he served as the Chief Financial Officer of Parent from December 2014 to January 2020.

Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Harry Taylor	Manager of HS Topco; Director of Guarantor; Chief Executive Officer and President of HS Purchaser	Mr. Taylor is a Managing Director of TA Associates. Mr. Taylor has been employed by TA Associates since 2005.
5.	Executive Officers of HS Purchaser.
The following table sets forth information about the executive officers of HS Purchaser as of July 31, 2020.
Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Chris Heim	Executive Chairman of Parent; Manager of HS Topco; Chief Executive Officer and President of Guarantor; Secretary of HS Purchaser
Mr. Heim has served as an Executive Chairman of Parent since July 2019. Prior to that, he served as the Chief Executive Officer of Parent from December 2014 to July 2019. Since January 2020 Mr. Heim is the Executive Chairman of 2ndWave and Executive Director of HGGC.

Mike Libert	Manager of HS Topco; Director of Guarantor; Vice President of HS Purchaser	Mr. Libert serves as a Senior Vice President at TA Associates, Inc. and has been employed by TA Associates since 2011.
Daniel Mayleben	Treasurer and Secretary of Guarantor; Treasurer of HS Purchaser
Mr. Mayleben is the Chief Executive Officer of 2ndWave and has been a director of Parent since January 2020. Prior to being a director of the Parent, he served as the Chief Financial Officer of Parent from December 2014 to January 2020.

Harry Taylor	Manager of HS Topco; Director of Guarantor; Chief Executive Officer and President of HS Purchaser	Mr. Taylor is a Managing Director of TA Associates. Mr. Taylor has been employed by TA Associates since 2005.
6.	Directors and Executive Officers of HS Holdings.
The following table sets forth information about the directors and executive officers of HS Holdings as of July 31, 2020.
Name	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kate Bolseth	Chief Executive Officer of Parent; Chief Executive Officer and Director of Merger Sub; Manager of HS Topco; Chief Executive Officer and Director of HS Holdings
Ms. Bolseth has served as the Chief Executive Officer of Parent since July 2019. From November 2018 to July 2019, Ms. Bolseth served as the Chief Operating Officer of Parent. Prior to that, Ms. Bolseth served as a General Manager of Parent.

Jim Cassens	President of Parent; President of Merger Sub; Manager of HS Topco; President of HS Holdings	Mr. Cassens has served as the President of Parent since 2019. From 2015 to 2019, Mr. Cassens served as the Executive Vice President of Mergers & Acquisitions for Parent.
Kyle Hofmann	General Counsel and Secretary of Parent; Secretary of Merger Sub; Secretary of HS Holdings	Mr. Hofmann has served as the General Counsel and Secretary of Parent since June 2019. Prior to that, Mr. Hofmann served as Senior Counsel for iBasis, Inc.
Matthew Reck	Chief Financial Officer, Vice President and Treasurer of Parent; Chief Financial Officer and Director of Merger Sub; Chief Financial Officer, Vice President, Treasurer, and Director of HS Holdings
Mr. Reck has served as the Chief Financial Officer, Vice President and Treasurer of Parent since January 2020. Prior to that, Mr. Reck served as the Chief Financial Officer of Digital River from 2018 to 2019, Vice President of Finance and Corporate Development of Digital River from 2017 to 2018, and Senior Director of Corporate Development and Treasurer of Digital River from 2016 to 2017.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:

If delivering by hand, express mail, courier, or other expedited service:	By mail:

American Stock Transfer & Trust Co, LLC	American Stock Transfer & Trust Co, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
6201 15th Avenue	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219
By Facsimile:
(718) 234-5001
Questions or requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com